UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2007

Urigen Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

VALENTIS, INC.
(Former name of registrant)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 697-1900

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On October 5, 2006, Valentis, Inc., a Delaware corporation (“Valentis”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Urigen N.A., Inc., a Delaware corporation (“Urigen”), and Valentis Holdings, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Valentis (“Merger Sub”), as subsequently amended. Pursuant to the Merger Agreement, on July 13, 2007, Merger Sub was merged with and into Urigen (the “Merger”), with Urigen surviving as a wholly-owned subsidiary of Valentis. In connection with the Merger, each Urigen stockholder received, in exchange for each share of Urigen common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of Valentis common stock. At the effective time of the Merger, each share of Urigen Series B preferred stock was exchanged for 11.277 shares of Valentis common stock. An aggregate of 51,226,679 shares of Valentis common stock were issued to the Urigen stockholders.

The Merger Agreement was approved by the stockholders of Urigen at a meeting of the Urigen’s stockholders on June 28, 2007. In addition, the Board of Directors of Urigen agreed to waive the requirement of approval by the shareholders of Valentis as required by the Merger Agreement.

From and after the Merger, the business of Valentis is principally conducted through Urigen.

COMPANY OVERVIEW

Urigen specializes in the design and implementation of innovative products for patients with urological ailments including, specifically, the development of innovative products for amelioration of Chronic Pelvic Pain, or CPP, of bladder origin.

Urology represents a specialty pharmaceutical market of approximately 12,000 physicians in North America. Urologists treat a variety of ailments of the urinary tract including urinary tract infections, bladder cancer, overactive bladder, urgency and incontinence and interstitial cystitis, a subset of CPP. Many of these indications represent significant, underserved therapeutic market opportunities.

Over the next several years a number of key demographic and technological factors should accelerate growth in the market for medical therapies to treat urological disorders, particularly in our product categories. These factors include the following:

•
Aging population. The incidence of urological disorders increases with age. The over-40 age group in the United States is growing almost twice as fast as the overall population. Accordingly, the number of individuals developing urological disorders is expected to increase significantly as the population ages and as life expectancies continue to rise.

•
Increased consumer awareness. In recent years, the publicity associated with new technological advances and new drug therapies has increased the number of patients visiting their urologists to seek treatment for urological disorders.

Urigen has been established as a specialty pharmaceutical company to develop and commercialize products for the treatment and diagnosis of urological disorders. Urigen has established an initial group of clinical stage products, as more fully described below, that it believes offer potential solutions to underserved urology markets.

Urigen is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen’s two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen’s URG101 project targets chronic pelvic pain of bladder origin which affects approximately 10.5 million men and women in North America. URG101 has demonstrated safety and activity in a Phase IIa (open-label) human clinical trial and in a Phase IIb double-blind, placebo-controlled trial. URG101 is a unique, proprietary combination therapy of components approved by global regulatory authorities that is locally delivered to the bladder for rapid relief of pain and urgency. In 2007 URG101 clinical development will encompass a pharmacodynamic study. Urigen has also begun to develop additional indications for URG101 focusing on radiation cystitis and dyspareunia (painful intercourse).

Urigen’s clinical-stage projects, URG301 and URG302, target acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 and URG302 are proprietary dosage forms of approved drugs that are locally delivered to control urinary urgency. An Urigen sponsored Investigational New Drug, or IND, is currently being prepared with subject enrollment scheduled for late 2007. Urigen also plans to initiate two clinical programs targeting the use of URG301 in patients diagnosed with acute urethral discomfort, or AUD, associated with cystoscopy and urethritis.

To expand the pipeline, Urigen has initiated discussions with pharmaceutical companies that have either an approved product or a product in development for the treatment of additional urological indications. Urigen believes that its URG100 and URG300 programs, when commercialized, will offer significant “marketing coat-tails” that can dramatically grow the sales of niche urology products. Although such products do not match the potential revenue streams of URG101 and URG301, the incremental income they could generate for Urigen is potentially significant as such products will enable Urigen to maximize the time, effort and expense of the sales organization that Urigen plans to establish to market URG101 and URG301 to urologists in the U.S.

Urigen plans to market its products to urologists and urogynecologists in the United States via a specialty sales force managed internally. As appropriate, Urigen’s specialty sales force will be augmented by co-promotion and licensing agreements with pharmaceutical companies that have the infrastructure to market Urigen products to general practitioners. In all other countries, Urigen plans to license marketing and distribution rights to its products to pharmaceutical companies with strategic interests in urology and gynecology.

POTENTIAL PRODUCTS, TECHNOLOGIES AND SERVICES

Research and development expense to further the development of Urigen’s potential products and technologies was $1,466,891 for the period from July 18, 2005 (date of inception) to March 31, 2007.

Following is a description of Urigen’s products currently in development, the anticipated market for such products as well as the competitive environment in these markets.

Proprietary Product Candidates:

URG101

Market Opportunity for Treatment of CPP of Bladder Origin

Presently, no approved products exist for treating CPP and/or urgency of bladder origin, and those that have been approved for interstitial cystitis, a subset of CPP, are based on clinical studies which have shown the drugs to be marginally effective. According to its website, the FDA has approved two drugs for the treatment of interstitial cystitis and neither is labeled as providing immediate system relief. For example, at three months, the oral drug Elmiron achieved a therapeutic benefit in only 38% of patients on active drug versus 20% on placebo. The other drug approved for interstitial cystitis, RIMSO®-50 is an intravesical treatment that was not based on double-blind clinical trial results. According to The Interstitial Cystitis Data Base Study Experience published in the year 2000, RIMSO®-50 is widely recognized as ineffective and not included among the top ten most common physician-prescribed treatments for urinary symptoms.

Consequently, there remains a significant need for new therapeutic interventions such as URG101 that can address the underlying disease process while also providing acute symptom relief. CPP is a chronic disease characterized by moderate to severe pelvic pain, urgency, urinary frequency, dyspareunia (painful intercourse) with symptoms originating from the bladder. Current epidemiology data shows that CPP may be much more prevalent than previously thought.

One theory of CPP’s pathological cause implicates a dysfunction of the bladder epithelium surface called the urothelium. The epithelium is the inner lining of tissue organs. Normally, the urothelium is covered with a mucus layer, the glycosaminoglycan, or GAG, layer, which is thought to protect the bladder from urinary toxins. A deficiency in the GAG layer would allow these toxins to penetrate into the bladder wall activating pain sensing nerves and causing bladder muscle spasms. These spasms trigger responses to urinate resulting in the symptoms of pelvic pain, urgency and frequency, the constellation of symptoms associated with this disease. Once established, CPP can be a chronic disease, which can persist throughout life and can have a devastating impact on quality of life.

Urigen believes that the prevalence of CPP in North America is estimated to be 10.5 million, of which 3.8 million would experience severe enough symptoms to be classified as having interstitial cystitis, a subset of CPP. This estimate was based on studies conducted by Clemens and colleagues at Northwestern University and by Matt T. Rosenberg and Matthew Hazzard at the Mid-Michigan Health Centers. Each group independently concluded that the number of subjects with interstitial cystitis have been significantly underestimated. They evaluated over 1,000 female primary care patients over the course of a year using a pain, urgency/frequency questionnaire to categorize subjects as symptomatic or not. Urigen calculated its CPP estimate based on a cutoff score of 10 on the pain, urgency/frequency scale, assuming a 50% rate for men relative to women, and for interstitial cystitis a more stringent cutoff score of 15.

Product Development

Urigen has licensed the URG101 technology from the University of California, San Diego. The license agreement is exclusive with regard to patent rights and non-exclusive with regard to the written technical information. Urigen may also grant a sublicense to third parties. Pursuant to the license agreement, which was effective as of January 18, 2006, Urigen was required to pay a license issue fee in the form of 7.5% of Urigen’s authorized common stock, and is required to pay (i) license maintenance fees of $15,000 per year, (ii) milestone payments upon the occurrence of certain events related to FDA approval, (iii) an earned royalty fee equal to 1.5% to 3.0% of net sales, (iv) sublicense fee, if applicable, and (v) beginning in the year of any commercial sales, a minimum annual royalty fee of $35,000. The term of the license agreement ends on the earlier of the expiration date of the longest-lived of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice. In the event that any licensed product becomes the subject of a third-party claim, Urigen has the right to conduct the defense at its own expense, and may contest or settle claims in its sole discretion; provided, however, that Urigen may not agree to any settlement that would invalidate any valid claim of the patent rights or impose any ongoing obligation on the university. Pursuant to the terms of the license agreement, Urigen must indemnify the university against any and all claims resulting or arising out of the exercise of the license or any sublicense, including product liability. In addition, upon the occurrence of a sale of a licensed product, application for regulatory approval or initiation of human clinical trials, Urigen must obtain and maintain comprehensive and commercial general liability insurance.

The individual components of this combination therapy, lidocaine or heparin, were originally approved as a local anesthetic and an anti-coagulant, respectively. It was demonstrated that a proprietary formulation of these components reduced symptoms of pelvic pain and urgency upon instillation into the bladder.

The rationale for this combination therapy is two-fold. The lidocaine is a local anesthetic that reduces the sensations of pain, urge and muscle spasms. The heparin, a glycosaminoglycan, coats the bladder wall augmenting natural heparinoids, which may be deficient on the surface of the urothelium. Heparin is not being utilized in this application for its anti-coagulent properties. Heparinoids comprise part of the mucus layer of the urothelium and help to limit urinary toxins from penetrating the underlying tissues thereby preventing pain, tissue inflammation and muscle spasms.

Clinical Trial Status

Urigen filed an IND in 2005 to initiate a Phase IIb multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of intravesical alkalinized lidocaine-heparin for the symptoms of pelvic pain and urgency of bladder origin. A Phase I study was not required because the components of URG101 are FDA-approved for other uses. The study enrolled 90 subjects randomized to drug vs. placebo in a 1:1 ratio. The study included a clinically relevant three-week treatment phase to evaluate the safety and efficacy of URG101 for the treatment of pelvic pain and/or urgency of bladder origin. While URG101 did not meet the primary endpoint in the study, Urigen believes the trial provided information necessary to proceed with development of the product. There are other examples of clinical trials not achieving primary endpoints, but the lessons learned in the study can lead to success in Phase III, such as for Acorda Therapeutics, Inc. in their 2004 (missed primary endpoint) and 2006 (Phase III success) press releases. The rationale for continued development of URG101 is several-fold: the largest and most experienced clinical trial site met both the primary (70% drug response versus 17% placebo) and secondary endpoints of the study. Additionally, the study achieved a high level of statistical significance on improvement in urgency with just one dose over placebo and trended toward improvement in pain with just one dose. Urigen believes that these results indicate that, in a controlled clinical trial, subjects receiving study drug experienced meaningful symptom improvement in both urgency and bladder pain over placebo. In the Phase II study patients were enrolled with bladder pain and/or urgency (both were not required) and mild/intermittent subjects were enrolled, which can result in the high placebo effect observed due to “regression to the mean.” Additional drug dosing and drug administration techniques were identified that Urigen plans to incorporate into future clinical trials.

Competitive Landscape

CPP of bladder origin is currently an underserved medical market. There is no acute treatment for pain of bladder origin other than narcotics. Currently, there are two approved therapeutics, RIMSO®-50 and Elmiron®, for the treatment of interstitial cystitis. Both of these approved products require chronic administration before any benefit is achieved. Other non-approved therapies provide marginal, if any benefit.

Development of drugs for CPP/IC has targeted a wide array of potential causes with limited success. Urigen believes that URG101 will be well positioned, as it will address both the acute pain the patient experiences and the dysfunctional aspect of the urothelium of the bladder wall.

Commercialization Plan

Manufacturing of URG101 finished goods kits will be conducted by contract manufacturers approved by regulatory authorities and with a history of having demonstrated an ability to support a global supply chain demand. Negotiations with such manufacturers are in progress to establish requisite manufacturing and supply agreements.

Market Opportunity for Treatment of Radiation Cystitis

Urigen estimates that the incidence of radiation cystitis in the United States is more than 34,000 cases per year. This estimate is based on a comprehensive review of more than 40 peer-reviewed articles on specific pelvic irradiation treatments, such as brachytherapy and external beam radiation therapy, and the frequency of adverse urogenital side effects. The annual incidence was then calculated by the annual incidence of pelvic cancer, which can be found at www.cancer.gov, its estimated radiation rate and adverse urinary symptom rate. Although the symptoms of radiation cystitis are similar to those of interstitial cystitis, the clinical etiology or underlying cause, can be differentiated based on medical history. In fact, clinical studies of products in development for interstitial cystitis typically exclude patients suffering from radiation cystitis. According to a search of the FDA’s website, currently, there are no FDA-approved or licensed treatments of these symptoms that are caused by pelvic irradiation.

Pelvic irradiation, both external beam and brachytherapy, represents one of the cornerstones of cancer therapy for a variety of local cancers including: prostate, ovarian, cervical, bladder, and colorectal cancers. Radiation cystitis, or pelvic pain and/or urgency of bladder origin secondary to pelvic irradiation, is a well-recognized side effect of pelvic irradiation.

Based on extensive review of literature, Urigen has calculated that radiation cystitis is observed in 6-15% of patients receiving pelvic radiotherapy, and that for prostate cancer this rate is higher and ranges from 25-30%, or about 1 out of 3-4 men treated. The average time from the beginning of radiation therapy to chronic symptoms can be several months to several years. The acute symptoms of radiation cystitis may be so painful as to disrupt the radiation treatment regimen. In most cases, acute symptoms are reversible several weeks after cessation of therapy. However there is a subset of patients that develop chronic radiation cystitis in which these symptoms remain indefinitely, possibly due to irreversible damage and/or improper healing of the bladder wall.

Clinical Trial Status

Three subjects with radiation cystitis were treated by Urigen’s scientific founder in his urology clinic at the University of California, San Diego Medical Center during 2005-2006 on a compassionate basis. This was not part of a clinical trial. The three subjects all responded with relief of their symptoms after the installation of URG101 into their urinary bladders. Urigen believes that these treatments, coupled with Urigen’s clinical experience with URG101 for CPP, warrant further testing for radiation cystitis. Consequently, Urigen has expanded its IND to include the evaluation of URG101 in a Phase II multi-center, randomized, double-blind, placebo-controlled crossover to open-label study to evaluate the safety and efficacy of URG101 in patients exhibiting symptoms of pelvic pain and /or urgency of bladder origin secondary to pelvic irradiation. This study will be conducted in collaboration with leading academic and oncology centers such as U.C. San Diego and M.D. Anderson Cancer Center. Site initiation and commencement of enrollment is dependent on Urigen’s ability to raise additional funds through grant or equity sources.

Competitive Landscape

According to a search of the FDA’s website, currently, no approved products exist for the treatment of radiation cystitis. Relevant scientific literature reports that therapies commonly used to treat interstitial cystitis have met limited success when used to treat radiation cystitis. Based on clinical experience to date, Urigen anticipates that URG101 could potentially offer first-line treatment to patients suffering from pelvic pain and/or urgency due to pelvic irradiation.

Market Opportunity for Treatment of Dyspareunia

Dyspareunia is sexual dysfunction manifested as painful or difficult sexual intercourse. The disorder is recurrent and associated with a disruption of normal functioning. Dyspareunia is most frequently in females; however, incidence has also been reported among males.

The actual incidence of dyspareunia is difficult to determine, since the majority of cases are unreported by patients. In a survey conducted by Edward O. Laumann, Anthony Paik and Raymond C. Rosen on sexual experience and dyspareunia, 24% of respondents stated that dyspareunia was “frequent” or “constant,” 47% reported that they had less frequent intercourse because of dyspareunia, and 33% reported that their dyspareunia had an adverse effect on their relationship with a sexual partner.

Clinical Trial Status

An unpublished clinical study by Dr. Joel M.H. Teichman and Dr. Blayne Welk demonstrates that administration of URG101 relieves symptoms of dyspareunia in women suffering from the disorder. Dr. Teichman and Dr. Welk, each of Vancouver, Canada, studied twelve consecutive Interstitial Cystitis/Painful Bladder Syndrome patients that were sexually active, diagnosed with dyspareunia and treated with an intravesical therapeutic solution. The patients were treated with intravesical instillations three times per week for three weeks, and re-evaluated three weeks later. Eleven of the twelve patients reported improvements of greater than 50%. Eight patients reported no dyspareunia after instillations. Drs. Teichman and Welk concluded intravesical therapeutic solution provides relief of voiding symptoms, pain, and dyspareunia in IC/PBS patients. Based on these anecdotal results, Urigen is collaborating with a leading academic center to explore the potential of URG101 to effectively treat women diagnosed with dyspareunia.

Urigen plans to initiate a double-blind placebo-controlled study to evaluate the safety and efficacy of intravesical alkalinized lidocaine-heparin for dyspareunia. Following the completion of this study, Urigen will publish the results in a peer reviewed urology journal.

Competitive Landscape

There are no approved medications that treat dyspareunia. Personal lubricants and medications that increase blood flow (e.g. sildenafil - Viagra® or alprostadil - Muse®) or relax muscles have been demonstrated to be helpful in some cases. Urigen believes that URG101 represents a significant potential opportunity for the treatment of female sexual dysfunction due to dyspareunia.

URG301 and URG302

Market Opportunity for Treatment of Overactive Bladder (OAB)

According to an article published by the Mayo Foundation for Medical Education and Research, overactive bladder is a fairly common malady as approximately 17 million individuals in the United States and more than 100 million worldwide are afflicted. Importantly, the condition worsens as people age.

Although not life-threatening, for the individual overactive bladder is inconvenient, potentially embarrassing, and may disrupt sleep; while significantly impacting quality of life. Frequently these individuals are afraid to leave their home, or are unable to participate in a lengthy meeting, dinner, or social event. Unfortunately, many of these people hesitate to seek treatment because they think their symptoms are a normal part of aging. This mindset is incorrect as overactive bladder is not normal, is treatable, and treatment can significantly ease symptoms and improve quality of life.

Patient compliance studies report that more than half of patients taking an oral OAB drug stop taking it within six months of initiation of therapy. Such studies also report that only 10 to 20 percent of people remain on an oral OAB medicine six to 12 months after initiating treatment. About a third to one-half of those who discontinue their drug therapy do so due to side effects, they simply can not tolerate the drug or do not find the minimal benefit they receive to outweigh the negative effects of the drug.

Manufacturers of these overactive bladder therapies have expended significant research energy and money in their efforts to reduce side effects to increase patients’ adherence to treatment. However, most physicians, experts and healthcare providers do not believe that the marginal benefits of these oral agents outweigh the significant side effects endured by patients prescribed such drugs.

Importantly, given these efficacy and side effect limitations, the overactive bladder market has still experienced significant and constant double digit annual growth. According to sales data provided by the four largest U.S. pharmaceutical companies in their annual reports, Urigen estimates that in the five year period 2000 through 2004 sales of OAB drugs in the United States grew from $636 million to more than $1.3 billion, and year over year percentage increases for this five year period were 40%, 25%, 18%, and 13%, respectively.

Product Development

Urigen is developing an IND to initiate an exploratory study to evaluate the safety and efficacy of an intraurethral suppository to treat the symptoms of acute urinary urgency associated with overactive bladder. The study will enroll subjects randomized to drug vs. placebo in a 1:1 ratio. The study will involve a clinically relevant treatment phase to evaluate the safety and efficacy of URG301 and URG302 for the treatment of urgency associated with overactive bladder.

Commercialization Plan

Urigen will commercialize URG301 and URG302 in the United States by conducting a situational analysis of the United States; develop an appropriate product strategy; and then, create and implement a launch plan that incorporates the 75 to 100 member sales organization that Urigen is planning to establish for the launch of URG101. As appropriate, co-promotional agreements will be established with interested parties to ensure that URG301 and URG302 are adequately promoted to the entire U.S. healthcare community.

In all countries outside the United States, Urigen will either assign licensing rights to or establish Supply and Distribution Agreements with interested parties. Discussions to acquire such rights will be scheduled with interested pharmaceutical companies who have a strategic interest in Incontinence and Overactive Bladder, and have the requisite infrastructure and resources to successfully commercialize URG301 and URG302.

Competitive Landscape

Approved prescription drugs used to treat overactive bladder are only modestly effective and have side effects that can limit their use. None of these—oxybutynin (Ditropan®, Ditropan XL® and Oxytrol®, a skin patch); tolterodine (Detrol®, Detrol LA®); trospium (Sanctura®); solifenacin (Vesicare®); and darifenacin (Enablex®)—is any more effective than the others.

However, they do differ in the side effects they cause and their cost. Side effects include dry mouth, constipation, and mental confusion. In clinical studies, Ditropan XL, Detrol LA, Oxytrol, Sanctura, Vesicare, and Enablex have caused fewer side effects than the short acting dosage forms of oxybutynin (Ditropan) and tolterodine (Detrol).

Oxybutynin has been available since 1976 and tolterodine since 1998. The short-acting form of oxybutynin is available as a less expensive generic drug while the extended-release formulations of both oxybutynin and tolterodine are available, but not as generics. An oxybutynin patch (Oxytrol) was launched in 2003 while solifenacin and darifenacin were introduced in 2004.

Retail prices for these products vary considerably and are tied directly to the number of pills taken per day and whether or not the product is available generically. The least expensive is generic oxybutynin 5mg with an average monthly cost of $20 compared to Ditropan 5mg at $79 and Ditropan XL 5mg costing $122 per month on average. The average monthly cost for Detrol is $138; Detrol LA $119; Sanctura $116; Vesicare $121; and Enablex $116. (Prices from May 2006 Wolters Kluwer Health, Pharmaceutical Audit Suite)

URG301

Market Opportunity for Treatment of Acute Urethral Discomfort (AUD)

Medical procedures involving instrument insertion into the male or female urethra can be a painful experience for many patients. Nevertheless, cystoscopy and catheterization are common medical procedures performed in a variety of medical specialties on an outpatient basis to examine the urinary tract and the bladder for polyps, strictures, abnormal growths and other problems.

Product Development

Urigen is considering developing a urethral suppository that contains lidocaine in a generally recognized as safe, or GRAS, approved carrier base. Upon insertion, the suppository would melt promptly and distribute the drug to the urethral tissue achieving a rapid anesthetic effect.

As all of the components of the suppository are already approved by global regulatory authorities, such as the FDA and the European Medicines Agency, or EMEA, Urigen’s development timelines for URG301 would be streamlined since both active drug and inactive components that have all been previously used in humans. However, this suppository will be considered a new product and will require a full review by the FDA and EMEA. Additionally, the single, acute use nature of these clinical trials portends an efficient and timely development plan as clinical trial costs for long, multi-dose studies are significantly higher than short, single-dose trials like the AUD clinical development program. For both AUD and urethritis URG301 programs, Urigen is evaluating a clinical development route that may only require equivalent lidocaine serum levels to the approved product lidocaine jelly. If this development program is possible, then clinical trial requirements for these indications will be reduced.

Commercialization Plan

URG301 will be commercialized using the sales, marketing and distribution infrastructure established for URG101.

Competitive Landscape

The standard of care for Acute Urethral Discomfort ranges from no treatment, instrument lubrication and administration of lidocaine hydrochloride jelly (Xylocaine®) as a local anesthetic. Only lidocaine jelly is approved for surface anesthesia and lubrication of the male and female urethra during cystoscopy, catheterization and other endourethral operations. In males, 20 ml. of 2% lidocaine jelly is administered to the urethra and a penile clamp is then applied to the corona for several minutes to hold the product in the urethra. The shorter female urethra is filled with lidocaine; however, anecdotal clinical data suggests that the product often spills out of the urethra or into the bladder limiting its effect. Each application requires a separate tube of lidocaine jelly that costs approximately $20.

Based on unpublished clinical experience, Urigen believes that URG301 would deliver a more robust and predictable therapeutic effect in comparison to lidocaine jelly. The clinical experience was provided by Kalium, Inc., from which Urigen licensed the product, and involved subjects who were offered the suppository instead of lidocaine jelly prior to catheterization. This work was not performed under a formal clinical trial. URG301 could be commercialized using the sales, marketing and distribution infrastructure established for URG101. Urigen also believes that URG301 can be marketed at a price competitive with lidocaine jelly while still maintaining an attractive contribution margin.

URG301

Market Opportunity for Treatment of Urethritis

A significant percentage of patients with CPP have a substantial urethral component to their disease. The severity of urethral pain and discomfort may compromise the administration of intravesical therapies. To overcome this problem, Urigen intends to evaluate potential development of a urethral suppository to resolve this pain and discomfort.

Preliminary work, by Kalium, Inc., from which Urigen licensed the product, has been conducted to test a variety of GRAS approved carriers and therapeutic agents as well as to optimize melt times for the suppository. Additionally, patients with urethritis were offered the use of a suppository that contained lidocaine and heparin for the treatment of their symptoms of urethral pain and inflammation. An optimized formulation has been tested in an open-label clinical trial. This study was undertaken to determine the proportion of urethral symptoms by 50% or more in patients with urethritis. Results were evaluated 15 minutes after administration of the suppository using the PORIS scale. The result of this pilot Phase II (open label) study in approximately 30 patients demonstrated a 50% or greater improvement in 83% of patients experiencing pain and 84% of patients experiencing urgency related to urethritis following a single treatment. Importantly, 50% of patients had complete resolution of pain and 63% had complete resolution of urgency. Duration of relief following a single treatment was greater than 12 hours in approximately 30% of subjects. This testing was not performed as a formal clinical trial, but under physician care and information provided to Urigen from Kalium, Inc. Clinical development for urethritis will be similar to AUD as lidocaine jelly is also approved for urethritis.

The licensed patents cover a range of active ingredients that can be formulated in the suppository to create a desired therapeutic effect. Such agent may include antibiotics, antimicrobials, antifungals, analgesics, anesthetics, steroidal anti-inflammatories, non-steroidal anti-inflammatories, mucous production inhibitors, hormones and antispasmodics.

CORPORATE COLLABORATIONS

Urigen has retained Navigant Consulting, Inc. to serve as its marketing group. Initially, pursuant to the terms of the agreement, Navigant has conducted a situational assessment of physicians, healthcare payers and patient advocacy groups to generate a product strategy that addresses key geographical markets, customers, product positioning, lifecycle management and pricing. The project cost of this first phase was $125,000, of which $25,000 has been paid and $100,000 is payable upon the earlier of Urigen’s receipt of mezzanine financing or March 31, 2007. Then, as appropriate, Navigant will create and implement a commercialization plan specific for Urigen in the United States. The estimated project cost of this second phase is approximately $2.6 million. Pursuant to the terms of the agreement, Navigant will bill Urigen monthly for all professional services at established hourly rates, which range from $150 to $350 per hour, plus related out-of-pocket expenses. Payment of invoices is not contingent upon results. Navigant may terminate the agreement if payment of fees is not made within 60 days of the invoice date. There is no definitive termination date of the agreement, but the estimated timing for all of the projects ranges from 30 to 42 months. As appropriate, co-promotional agreements will be established with interested parties to ensure that URG101 is adequately promoted to the entire United States healthcare community.

Urigen also has two license agreements pursuant to which it licenses certain patent rights and technologies. Please see “Urigen’s Business—Potential Products, Technologies and Services” for a discussion of Urigen’s license agreement with the University of California, San Diego. Pursuant to Urigen’s license agreement with Kalium, Inc., made as of May 12, 2006, Urigen and its affiliates have an exclusive license to the patent rights and technologies, and the right to sublicense to third parties. See “—Intellectual Property” for additional information on the patent rights and technologies licensed. As partial consideration for the rights under the license agreement and as a license fee, Urigen was required to issue 720,000 shares of its common stock or warrants to purchase common stock to Kalium. Urigen is required to pay royalties ranging from 2.0% to 4.5% of net sales, and milestone payments upon the occurrence of certain events related to FDA approval, and any applicable sublicense payments in an amount equal to 22.5% of fees received for any sublicense. Pursuant to the terms of the license agreement, Urigen must indemnify Kalium against any and all liabilities or damages arising out of the development or use of the licensed products or technology, the use by third parties of licensed products or technology, or any representations or warranty by Urigen. In the event that any licensed product becomes the subject of a third-party claim, Urigen has the right to conduct the defense at its own expense, and may settle claims in its sole discretion; provided, however, that Kalium must cooperate with Urigen. The term of the license agreement ends on the earlier of the expiration date of the last to expire of any patent or the tenth anniversary of the first commercial sale. The license agreement may be terminated by either party if the other party fails to substantially perform or otherwise materially breaches any material terms or covenants of the agreement, and such failure or breach is not cured within 30 days of notice thereof. In addition, Kalium may terminate the agreement or convert the license to non-exclusive rights if Urigen fails to meet certain milestones.

Urigen also has a consulting agreement with Dennis Geising, PhD, dated as of December 11, 2006, pursuant to which Geising agreed to perform such services as the director of product development for one full day per calendar week relating to the design, structuring, monitoring and conduct of certain clinical trials. The term of the agreement is one year, with automatic renewal on each anniversary unless either party gives notice of its intention not to renew. For the term of the consulting agreement, Geising is entitled to receive a fee of $4,000 per month and received an initial issuance of 19,200 shares of Urigen’s Series B preferred stock, which shares vest in twelve equal monthly installments from the date of issuance, and are subject to repurchase by Urigen upon the termination of the consulting relationship.

In countries outside of the United States, Urigen anticipates it will either assign licensing rights to or establish supply and distribution agreements with interested parties. Initial discussions to acquire such rights have begun with interested parties who have a strategic interest in urology and CPP and have the requisite infrastructure and resources to successfully commercialize URG101.

Like many companies its size, Urigen does not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually toxicology facilities and clinical research organization, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions.

Third parties that Urigen uses, and has used in the past, to conduct clinical trials include Clinimetrics Research Canada, Inc. and Cardinal Health PTS, LLC. Urigen has a Master Clinical Services Agreement with Clinimetrics Research, made as of October 4, 2005, which provides that from time to time Urigen may engage Clinimetrics Research for research and clinical services. All services provided by Clinimetrics Research are pursuant to a work order on a per project basis, which work order sets out the description of the services, the fee and payments schedule for the services, a description of the deliverables to be provided by Clinimetrics Research , the materials to be provided by each party and a timeline for the project. There is no limit to the number of work orders that may be submitted pursuant to the agreement. Unless otherwise provided in the work order, invoices are submitted by Clinimetrics Research to Urigen on a monthly basis, and payments must be made within 30 days of receipt of an invoice. The term of the agreement is three years, unless sooner terminated. A work order or the agreement may be terminated by Urigen at any time upon prior written notice, by either party upon a material breach by the other party, which breach remains uncured for 30 days, by either party in the event of bankruptcy or insolvency of the party, and by Urigen if the parties are unable to agree on a substitute project manager.

Urigen received a quotation for services from Cardinal Health, dated July 22, 2005, pursuant to which Cardinal Health agreed to perform formulation development activities and stability testing for Urigen. Pursuant to the terms of the agreement, the estimated time period for the development activities was two to three months. The quotation contained estimated costs for the services and activities to be performed by Cardinal Health. Only a small portion of the quotation was completed by Cardinal Health for Urigen.

Urigen intends to continue to rely on third parties to conduct clinical trials of its product candidates and to use different toxicology facilities and CROs for all of our pre-clinical and clinical studies.

INTELLECTUAL PROPERTY

Urigen has multiple intellectual property filings around its product. In general, Urigen plans to file for broad patent protection in all markets where it intends to commercialize its products. Typically, Urigen will file its patents first in the United States or Canada and expand the applications internationally under the Patent Cooperation Treaty, or PCT.

Currently, Urigen owns or has licensed one (1) issued patent and four (4) patent applications. Based on these filings, Urigen anticipates that its lead product URG101, may be protected until at least 2025 and its urethral suppository platform will be protected until at least 2018 and potentially beyond 2025.

Summary of Urigen Patents and Patent Applications:

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Urigen has licensed U.S. Patent Application 60/540186 entitled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis” from the University of California, San Diego. The application claim treatment formulations and methods for reducing the symptoms of urinary frequency, urgency and/or pelvic pain, including interstitial cystitis. Urigen has received a favorable international search report from the United States Patent and Trademark Office and is optimistic that patents covering the claims for its products will be issued in due course.

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Urigen has filed PCT Application PCT/US2006/019745 entitled “Kits and Improved Compositions for Treating Lower Urinary Tract Disorders: Formulations for Treating Lower Urinary Tract Symptoms: which is directed to superior buffered formulations and kits for treating lower urinary tract symptoms and disorders.

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Urigen has licensed U.S. Patent Application Serial No. 11/475809, entitled “Transluminal Drug Delivery Methods and Devices” from Kalium, Inc. The application is directed to a urethral suppository that includes a carrier base, an anesthetic, a buffering agent, and, optionally a polysaccharide.

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Urigen has licensed U.S. Patent No. 6,464,670 entitled “Method of Delivering Therapeutic Agents to the Urethra and an Urethral Suppository” from Kalium, Inc. The patent describes a meltable suppository having a “baseball bat” shape for the administration of therapeutic agents to the urethra. This shape is suited for the female urethra.

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Urigen has licensed U.S. Patent Application Serial No. 09/943,380 entitled “Reinforced Urethral Suppository” from Kalium, Inc. This application covers the mechanical structure of a reinforced suppository that can be used to deliver a range of therapeutic agents to the urethra.

Urigen’s failure to obtain patent protection or otherwise protect our proprietary technology or proposed products may have a material adverse effect on its competitive position and business prospects. The patent application process takes several years and entails considerable expense. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect our technology.

The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Furthermore, the breadth of claims allowed in biotechnology patents is unpredictable. Urigen cannot be certain that others have not filed patent applications for technology covered by our pending applications or that Urigen was the first to invent the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, products or processes that block or compete with those of Urigen. Urigen is aware of patent applications filed and patents issued to third parties relating to urological drugs, urological delivery technologies and urological therapeutics, and there can be no assurance that any patent applications or patents will not have a material adverse effect on potential products Urigen or its corporate partners are developing or may seek to develop in the future.

Patent litigation is widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to Urigen, to protect trade secrets or know-how owned or licensed by Urigen, or to determine the scope and validity of the proprietary rights of third parties. Although no third party has asserted that Urigen is infringing such third party’s patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that Urigen would prevail in any such litigation or that Urigen would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against Urigen, with or without merit, as well as claims initiated by Urigen against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If other companies prepare and file patent applications in the United States that claim technology also claimed by Urigen, it may have to participate in interference proceedings to determine priority of invention which could result in substantial cost to Urigen even if the outcome is favorable to us. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to Urigen’s trade secrets or disclose such technology to the public or that Urigen can maintain and protect unpatented proprietary technology. Urigen typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with Urigen. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for Urigen technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that Urigen’s trade secrets will not otherwise become known or be discovered independently by its competitors.

GOVERNMENT REGULATION

The production and marketing of any of Urigen’s potential products will be subject to extensive regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous regulation by the United States Food and Drug Administration, or FDA. Urigen believes that the FDA and comparable foreign regulatory bodies will regulate the commercial uses of our potential products as drugs. Drugs are regulated under certain provisions of the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act. These laws and the related regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, and the promotion, marketing and distribution of drug products. At the FDA, the Center for Drug Evaluation and Research is responsible for the regulation of drug products.

The necessary steps to take before a new drug may be marketed in the United States include the following: (i) laboratory tests and animal studies; (ii) the submission to the FDA of an IND application for clinical testing, which must become effective before clinical trials commence; (iii) under certain circumstances, approval by a special advisory committee convened to review clinical trial protocols involving drug therapeutics; (iv) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (v) the submission to the FDA of a new drug application or NDA; and (vi) FDA approval of the new drug application prior to any commercial sale or shipment of the drug.

Facilities used for the manufacture of drugs are subject to periodic inspection by the FDA and other authorities, where applicable, and must comply with the FDA’s Good Manufacturing Practice, or GMP, regulations. Manufacturers of drugs also must comply with the FDA’s general drug product standards and may also be subject to state regulation. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalties, recall or seizure of products, warning letters, total or partial suspension of production, suspension of clinical trials, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against Urigen or its corporate partners.

Clinical trials are conducted in three sequential phases, but the phases may overlap. In Phase I (the initial introduction of the product into human subjects or patients), the drug is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) further identify possible adverse effects and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and test for safety within a broader patient population at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of Urigen’s or its corporate partners’ potential products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies that typically entail extensive patient monitoring and may result in restricted marketing of the product for an extended period of time.

The results of product development, preclinical animal studies, and human studies are submitted to the FDA as part of the NDA. The NDA must also contain extensive manufacturing information, and each manufacturing facility must be inspected and approved by the FDA before the NDA will be approved. Similar regulatory approval requirements exist for the marketing of drug products outside the United States (e.g., Europe and Japan). The testing and approval process is likely to require substantial time, effort and financial and human resources, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that any potential product developed by Urigen and/or its corporate partners will prove safe and effective in clinical trials or will meet all the applicable regulatory requirements necessary to receive marketing approval from the FDA or the comparable regulatory body of other countries. Data obtained from preclinical studies and clinical trials are subject to interpretations that could delay, limit or prevent regulatory approval. The FDA may deny the NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. Moreover, if regulatory approval of a biological product candidate is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for NDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to the appropriate GMP regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, financial resources and effort in the area of production and quality control to ensure full compliance.

For clinical investigation and marketing outside the United States, Urigen and its corporate partners may be subject to FDA as well as regulatory requirements of other countries. The FDA regulates the export of drug products, whether for clinical investigation or commercial sale. In Europe, the approval process for the commencement of clinical trials varies from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

Urigen is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials, chemicals and radioactive materials and waste products. Although Urigen believes that its safety procedures for handling and disposing of such materials comply and will continue to comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, Urigen could be held liable for any damages that result, and any such liability could exceed our resources. Although Urigen believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that Urigen will not be required to incur significant costs to comply with environmental laws and regulations in the future or that any of the operations, business or assets of Urigen will not be materially adversely affected by current or future environmental laws or regulations.

GENERAL COMPETITION WITHIN THE UROLOGICAL THERAPEUTIC INDUSTRY

Such competitors may develop safer, more effective or less costly urological therapeutics. Moreover, Urigen faces competition from such companies, as well as the competitors described above, in establishing corporate collaborations with pharmaceutical and biotechnology companies, relationships with academic and research institutions and in negotiating licenses to proprietary technology, including intellectual property.

Many competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, managerial and human resources than Urigen. There is no assurance that research and development by such competitors will not render Urigen’s potential products and technologies, or the potential products and technologies developed by its corporate partners, obsolete or non-competitive, or that any potential product and technologies Urigen or its corporate partners develop would be preferred to any existing or newly developed products and technologies. In addition, there is no assurance that competitors will not develop safer, more effective or less costly CPP therapies, achieve superior patent protection or obtain regulatory approval or product commercialization earlier than Urigen or its corporate partners, any of which could have a material adverse effect on the business, financial condition or results of operations of Urigen.

PRODUCT LIABILITY INSURANCE

The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. Urigen currently has only limited product liability insurance, and there can be no assurance that Urigen will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit Urigen’s business. A product liability claim brought against Urigen in excess of its insurance coverage, if any, could have a material adverse effect upon its business, financial condition and results of operations.

EMPLOYEES

As of June 30, 2007, Urigen employed four individuals full-time, including two who hold doctoral degrees. Current employees are engaged in finance and administrative activities, including assessing strategic opportunities that may be available to Urigen.

PROPERTIES

Urigen pays a fee of $1,760 per month, which is based on estimated fair market value, to EGB Advisors, LLC for rent, telephone and other office services at our headquarters in Burlingame, California. EGB Advisors, LLC is owned solely by William J. Garner, president and chief executive officer of Urigen.

RISK FACTORS

If Any Of The Risks Described Below Materialize, The Value Of Our Common Stock Could Be Adversely Affected. To Understand Our Business, You Should Read This Entire Form 8-K Carefully, Including The Pro Forma and Consolidated Financial Statements And The Related Notes.

Urigen’s potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts Urigen might undertake will be successful. All of Urigen’s potential products will require extensive additional research and development prior to any commercial introduction. There can be no assurance that any future research and development and clinical trial efforts will result in viable products.

Urigen does not yet have the required clinical data and results to successfully market its forerunner product, URG101, or any other potential product in any jurisdiction, and future clinical or preclinical results may be negative or insufficient to allow Urigen to successfully market any of its product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all.

Urigen’s primary product candidate did not meet its primary endpoint in a Phase II clinical study; therefore Urigen is dependent upon incorporating appropriate protocol changes to the product candidate in order to achieve positive results in subsequent trials.

URG101 is Urigen’s patent-protected product for chronic pelvic pain of bladder origin, or CPP. Urigen has recently completed a multi-center, randomized, double-blind and placebo-controlled Phase IIb study in 90 patients. On October 30, 2006, Urigen announced that URG101 did not meet the primary endpoint in a Phase II clinical trial in CPP. Urigen announced that the primary endpoint in this study was improvement in pain and urgency at the end of the study as monitored by the Patient Overall Rating of Improvement of Symptoms questionnaire, a measurement tool used in clinical trials of chronic pelvic pain. In this study, the difference between the URG101 treatment group and the placebo group did not achieve statistical significance for the primary endpoint of the study.

Urigen believes the overall results of the clinical trial may have been compromised by issues relating to patient selection. Furthermore, Urigen believes that incorporation of appropriate protocol changes may allow it to achieve positive results in subsequent trials. Other exploratory endpoints were either statistically significant or trended in that direction, such as improvement in urgency with one treatment and a trend toward improvement in bladder pain with one treatment. In addition, Urigen has identified important and significant changes to the study treatment protocol, such as requiring minimum pain and urgency scores upon entry that will be incorporated and tested in a single dose, placebo-controlled cross-over pharmacodynamic study. This pharmacodynamic study is planned to be completed as the next clinical step in the development of URG101; however, there can be no assurance that Urigen will be able to achieve the primary endpoint in this study or that URG101 will otherwise be successfully developed into a commercial product.

Urigen is subject to substantial government regulation, which could materially adversely affect Urigen’s business.

The production and marketing of Urigen’s potential products and its ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. All of the products Urigen is currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring Urigen’s potential products to market, and Urigen cannot guarantee that any of its potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If Urigen or its business partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of Urigen’s potential products may also adversely affect Urigen’s business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that Urigen may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent Urigen from broadening the uses of Urigen’s current potential products for different applications. In addition, Urigen may not receive FDA approval to export Urigen’s potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for Urigen’s products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent Urigen decides to manufacture its own products, a governmental authority may challenge Urigen’s compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of Urigen’s potential products or facilities may result in restrictions on the potential product or the facility. If Urigen decides to outsource the commercial production of its products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder Urigen’s ability to bring its products to market.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA or other governmental authorities will issue additional regulations which would further reduce or restrict the sales of Urigen’s potential products. Any change in legislation or regulations that govern the review and approval process relating to Urigen’s potential and future products could make it more difficult and costly to obtain approval for these products.

Urigen relies on third parties to assist it in conducting clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Urigen may not be able to obtain regulatory approval for or commercialize its product candidates.

Like many companies its size, Urigen does not have the ability to conduct preclinical or clinical studies for its product candidates without the assistance of third parties who conduct the studies on its behalf. These third parties are usually toxicology facilities and clinical research organization, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions.

Third parties that Urigen uses, and has used in the past, to conduct clinical trials include Clinimetrics Research Canada, Inc. and Cardinal Health PTS, LLC. Urigen intends to continue to rely on third parties to conduct clinical trials of its product candidates and to use different toxicology facilities and CROs for all of its pre-clinical and clinical studies.

Urigen’s reliance on these third parties for development activities reduces its control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Urigen’s clinical protocols or for other reasons, Urigen’s clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Urigen may be required to replace them. Although Urigen believes there are a number of third-party contractors it could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, Urigen may not be able to obtain regulatory approval for or successfully commercialize its product candidates.

Delays in the commencement or completion of clinical testing of Urigen’s product candidates could result in increased costs to Urigen and delay its ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact Urigen’s product development costs. Urigen does not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	obtaining sufficient quantities of clinical trial materials for any or all product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by Urigen or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold; or

•	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for Urigen’s clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Urigen’s failure to enroll participants in its clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require Urigen to conduct clinical trials with a larger number of participants than it may project for any of its product candidates. As a result of these factors, Urigen may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

Urigen, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if Urigen or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

Urigen does not have commercial-scale manufacturing capability, and it lacks commercial manufacturing experience.

If Urigen is successful in achieving regulatory approval and developing the markets for its potential products, it would have to arrange for its scaled-up manufacture of its products. At the present time, Urigen has not arranged for the large-scale manufacture of its products. There can be no assurance that Urigen will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. Urigen believes one or more contractors will be able to manufacture its products for initial commercialization if the products obtain FDA and other regulatory approvals. Potential difficulties in manufacturing Urigen products, including scale-up, recalls or safety alerts, could have a material adverse effect on Urigen’s business, financial condition, and results of operations.

Urigen’s products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, Urigen may not be able to replace manufacturing capacity for its products quickly if it or its contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture Urigen products would have a material adverse effect on Urigen’s business, financial condition, and results of operations.

Urigen expects to enter into definitive and perhaps additional arrangements with contract manufacturing companies in order to secure the production of its products or to attempt to improve manufacturing costs and efficiencies. If Urigen is unable to enter into definitive agreements for manufacturing services and encounters delays or difficulties in finalizing or otherwise establishing relationships with manufacturers to produce, package, and distribute its products, then market introduction, and subsequent sales of such products would be adversely affected.

If Urigen fails to obtain acceptable prices or appropriate reimbursement for its products, its ability to successfully commercialize its products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as Urigen, that plan to offer various products in the United States and other countries in the future. Urigen’s ability to earn sufficient returns on its potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, Urigen’s ability to have its products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of its products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for Urigen’s products, its ability to commercialize its products would be adversely affected. There can be no assurance that Urigen’s potential drug products will be eligible for reimbursement.

There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical and pharmaceutical products.

If purchasers or users of Urigen’s products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forgo or reduce such use. Even if Urigen’s products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on Urigen’s business, financial condition and results of operations.

Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available.

Urigen has limited sales, marketing and distribution experience.

Urigen has very limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that Urigen will be able to establish sales, marketing, and distribution capabilities or make arrangements with its current collaborators or others to perform such activities or that such efforts will be successful. If Urigen decides to market any of its products directly, it must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to Urigen or, even if available, divert the attention of its management and key personnel, and have a negative impact on further product development efforts.

Urigen intends to seek additional collaborative arrangements to develop and commercialize its products. These collaborations, if secured, may not be successful.

Urigen intends to seek additional collaborative arrangements to develop and commercialize some of its potential products, including URG101 in North America and Europe. There can be no assurance that Urigen will be able to negotiate collaborative arrangements on favorable terms or at all or that its current or future collaborative arrangements will be successful.

Urigen’s strategy for the future research, development, and commercialization of its products is based on entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions and principal investigators and others, and its commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within Urigen’s control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that Urigen’s collaborators will devote adequate resources to its products.

If Urigen’s product candidates do not gain market acceptance, it may be unable to generate significant revenues.

Even if Urigen’s products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of its products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of its products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If Urigen’s products do not gain market acceptance among physicians, patients, and others in the medical community, its ability to generate significant revenues from its products would be limited.

If Urigen is not successful in acquiring or licensing additional product candidates on acceptable terms, if at all, Urigen’s business may be adversely affected.

As part of its strategy, Urigen may acquire or license additional product candidates for treatment of urinary tract disorders. Urigen may not be able to identify promising urinary tract product candidates. Even if Urigen is successful in identifying promising product candidates, Urigen may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms or at all.

Urigen intends to in-license, acquire, develop and market additional products and product candidates so that it is not solely reliant on URG101, URG301 and URG302 sales for its revenues. Because it has limited internal research capabilities, Urigen is dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license products or technologies to it. The success of this strategy depends upon Urigen’s ability to identify, select and acquire the right pharmaceutical product candidates, products and technologies.

Urigen may not be able to successfully identify any other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with Urigen for the in-licensing or acquisition of product candidates and approved products. Urigen may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that it finds acceptable, or at all. If it is unable to in-license or acquire additional commercial products or product candidates, Urigen may be reliant solely on URG101, URG301 and URG302 sales for revenue. As a result, Urigen’s ability to grow its business or increase its profits could be severely limited.

If Urigen’s efforts to develop new product candidates do not succeed, and product candidates that Urigen recommends for clinical development do not actually begin clinical trials, Urigen’s business will suffer.

Urigen intends to use its proprietary licenses and expertise in urethral tract disorders to develop and commercialize new products for the treatment and prevention of urological disorders. Once recommended for development, a candidate undergoes drug substance scale up, preclinical testing, including toxicology tests, and formulation development. If this work is successful, an Investigational New Drug application, or IND, would need to be prepared, filed, and approved by the FDA and the product candidate would then be ready for human clinical testing.

The process of developing new drugs and/or therapeutic products is inherently complex, time-consuming, expensive and uncertain. Urigen must make long-term investments and commit significant resources before knowing whether our development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. In addition, product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit was achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. To date, Urigen’s development efforts have been focused on URG101 for CPP. While Urigen has experience in developing urethral suppositories, its development efforts for URG301 and URG302 have just begun. There can be no assurance that Urigen will be successful with the limited knowledge and resources it has available at the present time.

All of Urigen’s product candidates are in preclinical or clinical development and have not received regulatory approval from the FDA or any foreign regulatory authority. An IND has been filed and is effective for URG101 for the treatment of chronic pelvic pain, which is currently in phase II clinical trial; however, an IND has not been filed for URG301 or URG302. Typically, the regulatory approval process is extremely expensive, takes many years to complete and the timing or likelihood of any approval cannot be accurately predicted.

As part of the regulatory approval process, Urigen must conduct preclinical studies and clinical trails for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of Urigen’s product candidates do not necessarily predict the results of later-stage clinical trails. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trails. Urigen cannot assure you that the data collected from the preclinical studies and clinical trails of its product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an institutional review board or independent data safety monitoring board does not necessarily indicate that Urigen’s product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the United States, in which Urigen may be seeking approval for its product candidates;

•	a product candidate may not be deemed to be safe or effective;

•	the ability of the regulatory agency to provide timely responses as a result of its resource constraints;

•	the manufacturing processes or facilities may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.

Any delay in, or failure to receive, approval for any of Urigen’s product candidates or the failure to maintain regulatory approval could prevent Urigen from growing its revenues or achieving profitability.

Urigen’s potential international business would expose it to a number of risks.

Urigen anticipates that a substantial amount of future sales of its potential products will be derived from international markets. Accordingly, any failure to achieve substantial foreign sales could have a material adverse effect on Urigen’s overall sales and profitability. Depreciation or devaluation of the local currencies of countries where Urigen sells its products may result in these products becoming more expensive in local currency terms, thus reducing demand, which could have an adverse effect on Urigen’s operating results. Urigen’s ability to engage in non-United States operations and the financial results associated with any such operations also may be significantly affected by other factors, including:

•	foreign government regulatory authorities;

•	product liability, intellectual property and other claims;

•	export license requirements;

•	political or economic instability in Urigen’s target markets;

•	trade restrictions;

•	changes in tax laws and tariffs;

•	managing foreign distributors and manufacturers;

•	managing foreign branch offices and staffing; and

•	competition.

If these risks actually materialize, Urigen’s anticipated sales to international customers may decrease or not be realized at all.

Competition in Urigen’s target markets is intense, and developments by other companies could render its product candidates obsolete.

The pharmaceutical industry is not a static environment, and market share can change rapidly if competing products are introduced. While Urigen believes it is in the process of developing products unique in the delivery and application for treatment of urological maladies, it faces competition from Ortho-McNeil, Inc., BioNiche, Inc., Plethora Solutions Ltd., and SJ Pharmaceuticals, Inc., among others, who have either already developed or are in the process of developing products similar to those of Urigen. Further, there can be no assurance that Urigen can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations that might decide to develop products similar to those of Urigen. Many of these existing and potential competitors have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that Urigen may develop. These developments could render Urigen’s products obsolete and uncompetitive, which would have a material adverse effect on its business, financial condition and results of operations.

If Urigen suffers negative publicity concerning the safety of its products in development, its sales may be harmed and Urigen may be forced to withdraw such products.

If concerns should arise about the safety of Urigen’s products once developed and marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Adverse events in the field of drug therapies may negatively impact regulatory approval or public perception of Urigen’s potential products and technologies.

The FDA may become more restrictive regarding the conduct of clinical trials including urological and other therapies. This approach by the FDA could lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of clinical trials. In addition, negative publicity may affect patients’ willingness to participate in clinical trials. If fewer patients are willing to participate in clinical trials, the timelines for recruiting patients and conducting such trials will be delayed.

If Urigen’s intellectual property rights do not adequately protect its products, others could compete against it more directly, which would hurt Urigen’s profitability.

Urigen’s success depends in part on its ability to obtain patents or rights to patents, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on Urigen’s patents, trademarks and other intellectual property rights. Urigen will be able to protect its intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks or licenses. Patent protection generally involves complex legal and factual questions and, therefore, enforceability of patent rights cannot be predicted with certainty; thus, any patents that Urigen owns or licenses from others may not provide it with adequate protection against competitors. Moreover, the laws of certain foreign countries do not recognize intellectual property rights or protect them to the same extent as do the laws of the United States.

In addition to patents and trademarks, Urigen relies on trade secrets and proprietary know-how. Urigen seeks protection of these rights, in part, through confidentiality and proprietary information agreements. These agreements may not provide sufficient protection or adequate remedies for violation of Urigen’s rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect Urigen’s proprietary rights could seriously impair its competitive position.

If third parties claim Urigen is infringing their intellectual property rights, Urigen could suffer significant litigation or licensing expenses or be prevented from marketing its products.

Any future commercial success by Urigen depends significantly on its ability to operate without infringing the patents and other proprietary rights of others. However, regardless of Urigen’s intent, its potential products may infringe upon the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, Urigen may face expensive litigation and may be prevented from pursuing product development or commercialization of its potential products or selling its products.

Litigation may harm Urigen’s business or otherwise distract its management.

Substantial, complex or extended litigation could cause Urigen to incur large expenditures and distract its management, and could result in significant monetary or equitable judgments against it. For example, lawsuits by employees, patients, customers, licensors, licensees, suppliers, distributors, stockholders, or competitors could be very costly and substantially disrupt Urigen’s business. Disputes from time to time with such companies or individuals are not uncommon, and Urigen cannot assure that it will always be able to resolve such disputes out of court or on terms favorable to it.

If Urigen fails to attract and keep key management and scientific personnel, it may be unable to develop or commercialize its product candidates successfully.

Urigen’s success depends on its continued ability to attract, retain and motivate highly qualified management and scientific personnel. The loss of the services of any principal member of Urigen’s senior management, including William J. Garner, chief executive officer, Martin E. Shmagin, chief financial officer, and Terry M. Nida, chief operating officer, could delay or prevent the commercialization of its product candidates. Urigen employs these individuals on an at-will basis and their employment can be terminated by Urigen or them at any time, for any reason and with or without notice, subject to the terms contained in their employment offer letters.

Competition for qualified personnel in the biotechnology field is intense. Urigen may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

Urigen has established a scientific advisory board, the members of which assist Urigen in formulating research and development strategies. These scientific advisors are not Urigen’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Urigen. The failure of Urigen’s scientific advisors to devote sufficient time and resources to Urigen’ programs could harm its business. In addition, Urigen’s scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Urigen.

Urigen is a development stage company with a history of losses. It has not recognized any product revenues, and it may never achieve profitability.

Urigen’s products are in the development stage and, accordingly, its business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. Urigen has incurred a loss in each year since its inception and has received no cash flow from operations to date, and there is no assurance that it will have earnings or cash flow from operations in the future. These losses have resulted in, and are expected to continue to cause decreases in, Urigen’s cash balances, working capital, and stockholders’ equity. For the nine months ended March 31, 2007, Urigen incurred a net loss of $2,105,254 and had a working capital deficit of $915,983. The future earnings and cash flow from operations of Urigen’s business are dependent, in part, on its ability to further develop its products. There can be no assurance that Urigen will grow and be profitable.

At March 31, 2007, Urigen had an accumulated deficit of approximately $3,645,666. Urigen has not generated revenues from the commercialization of any products. Urigen’s net operating losses over the near-term and the next several years are expected to continue as a result of the further clinical trial activity and preparation for regulatory submission necessary to support regulatory approval of its products. Costs associated with Phase III clinical trials are generally substantially greater than Phase II clinical trials, as the number of clinical sites and patients required is much larger.

There can be no assurance that Urigen will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. Urigen expects to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

If Urigen’s primary product candidate, URG101, or any of Urigen’s other product candidates, cannot be shown to be safe and effective in clinical trials, are not approvable or not commercially successful, then the benefits of the merger may not be realized. Urigen’s Phase IIb clinical trial of URG101 did not meet its primary endpoint. Urigen cannot guarantee that URG101, or any other Urigen product candidates, will be successful in any future clinical trials and any future clinical trial of URG101, or any other Urigen product candidate, would require substantial additional capital, which may not be available on commercially reasonable terms, or at all.

Following the Merger our primary product candidate will be URG101. URG101 and Urigen’s other product candidates are subject to all of the risks attendant to any drug and biologic product candidate. For instance, any of Urigen’s product candidates must be rigorously tested in clinical trials, and shown to be safe and effective before the FDA, or its foreign counterparts, will consider them for approval. Failure to demonstrate that Urigen’s product candidates, especially including URG101, are safe and effective, or significant delays in demonstrating safety and efficacy, would diminish the anticipated benefits of the merger. Moreover, once approved for sale, if ever, any Urigen product must be successfully commercialized. Failure to successfully commercialize one or more of Urigen’s current product candidates would also diminish the anticipated benefits of the merger.

As stated above, on October 30, 2006, Urigen announced that URG101 did not meet the primary endpoint in a Phase II clinical trial in chronic pelvic pain of bladder origin. Urigen announced that the primary endpoint in this study was improvement in pain and urgency at the end of the study as monitored by the Patient Overall Rating of Improvement of Symptoms questionnaire, a measurement tool used in clinical trials of chronic pelvic pain. Urigen believes the overall results of the clinical trial may have been compromised by issues relating to patient selection. Furthermore, Urigen believes that incorporation of appropriate protocol changes may allow it to achieve positive results in subsequent trials.

If URG101, or any of Urigen’s other product candidates, cannot be shown to be safe and effective in clinical trials, are not approvable or not commercially successful, then the benefits of the merger may not be realized, which would materially adversely affect its business.

We may not achieve projected development goals in the time frame we announce and expect.

We may set goals for and make public statements regarding timing of the accomplishment of objectives material to its success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in its clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize the combined company’s products. There can be no assurance that our clinical trials will be completed, that it will make regulatory submissions or receive regulatory approvals as planned, or that the combined company will be able to adhere to its current schedule for the scale-up of manufacturing and launch of any of its products. If we fail to achieve one or more of these milestones as planned, the price of its common shares could decline.

The combined company faces potential Canadian tax liability related to Urigen’s continuation from British Columbia to the State of Delaware.

For Canadian income tax purposes, there will be a deemed disposition at fair market value of all of Urigen’s assets owned immediately before Urigen continued into Delaware. Any gains resulting from this disposition will be included in income in Urigen’s final Canadian income tax return. To the extent Urigen does not have sufficient losses for income tax purposes to shelter the gains, a Canadian tax liability will result.

In addition, to the extent the fair market value of the assets exceeds Urigen’s debts and the paid up capital of Urigen’s common stock immediately before the continuance, Urigen will be subject to an additional tax at the same rate as if a dividend had been paid by Urigen.

Urigen’s auditors have issued a going concern opinion questioning its continuing ability to operate.

Urigen’s auditors have issued a going concern opinion. This opinion means that they believe that Urigen may not be able to achieve its objectives and may have to suspend or cease operations. Urigen’s auditors issued the going concern opinion on November 13, 2006. The opinion states that there is substantial doubt that Urigen can continue as an ongoing business without additional financing and/or generating profits. If Urigen cannot raise additional capital or generate sufficient revenues to operate profitably, it may have to suspend or cease operations.

In Urigen’s experience, it is not unusual for a development stage enterprise developing pharmaceutical products to receive a going concern qualification to its financial statements.

Urigen will need to obtain additional financing in order to continue its operations, which financing might not be available or which, if it is available, may be on terms that are not favorable to Urigen.

Urigen’s ability to engage in future development and clinical testing of its potential products will require substantial additional financial resources. Urigen uses approximately $75,000 per month to operate its business and has sufficient cash to continue its operations until August 2007. Urigen’s future funding requirements will depend on many factors, including:

•	Urigen’s financial condition;

•	timing and outcome of the Phase II clinical trials for URG101;

•	developments related to Urigen’s collaboration agreements, license agreements, academic licenses and other material agreements;

•	Urigen’s ability to establish and maintain corporate collaborations;

•	the time and costs involved in filing, prosecuting and enforcing patent claims; and

•	competing pharmacological and market developments.

Urigen may have insufficient working capital to fund its cash needs unless it is able to raise additional capital in the future. Urigen has financed its operations to date primarily through the sale of equity securities and through corporate collaborations. If Urigen raises additional funds by issuing equity securities, substantial dilution to Urigen’s existing or post-merger stockholders may result. Urigen may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on Urigen’s business and financial condition, including Urigen’s viability as an enterprise. As a result of these concerns, Urigen’s management is assessing, and may pursue, in addition to the merger, other strategic alternatives (to the extent permitted by the merger agreement), including the sale of Urigen’s securities or other actions.

We may continue to incur losses for the foreseeable future, and might never achieve profitability.

We may never become profitable, even if the combined company is able to commercialize additional products. The combined company will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increase in operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Our stock price is expected to be volatile, and the market price of our common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the results of the combined company’s current and any future clinical trials of its product candidates;

•	the results of ongoing preclinical studies and planned clinical trials of the combined company’s preclinical product candidates;

•	the entry into, or termination of, key agreements, including, among others, key collaboration and license agreements;

•	the results and timing of regulatory reviews relating to the approval of the combined company’s product candidates;

•	the initiation of, material developments or conclusion of litigation to enforce or defend any of the combined company’s intellectual property rights;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with the combined company’s product candidates;

•	issues in manufacturing the combined company’s product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by competitors of the combined company;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

Valentis’ common stock is quoted on the OTC Bulletin Board. As a result, Valentis’ common stock is subject to trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

Valentis’ common stock has been quoted on the OTC Bulletin Board since June 19, 2007. Because Valentis’ common stock is not listed on any national securities exchange, its shares are subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the general restrictions on the sale of penny stocks:

•
Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

•
A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.” A broker-dealer may not effect a purchase of a penny stock less than two business days after a broker-dealer sends such agreement to the purchaser.

•
The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

•	A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to be willing to undertake these compliance activities. Because Valentis’ common stock is subject to the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and Valentis’ ability to raise additional capital may be limited. Valentis makes no guarantee that its market-makers will make a market in its common stock, or that any market for its common stock will continue.

The market price of our common stock may be subject to downward pressure for a period of time as a result of sales by former holders of Urigen shares.

In connection with the Merger, stockholders of Urigen may sell a significant number of shares of Valentis common stock they received in the Merger. Such holders have had no ready market for their Urigen shares and might be eager to sell some or all of their shares. Further, Urigen recently has entered into agreements with a couple of its vendors and business partners which give Urigen the right to pay certain amounts due to such vendors and business partners for goods and services with shares of its Series B preferred stock in lieu of cash. Such vendors and business partners may be more inclined to sell the Valentis common stock than other investors as they have not been long-term investors of Urigen. Significant sales could adversely affect the market price for the Valentis common stock for a period of time.

Valentis’ amended and restated certificate of incorporation and by-laws, as amended, include anti-takeover provisions that may enable Valentis’ management to resist an unwelcome takeover attempt by a third party.

Valentis’ basic corporate documents and Delaware law contain provisions that enable its management to attempt to resist a takeover unless it is deemed by Valentis’ management and board of directors to be in the best interests of Valentis’ stockholders. Those provisions might discourage, delay or prevent a change in the control of Valentis or a change in its management. Valentis’ board of directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of Valentis common stock and limit the price that investors might be willing to pay in the future for shares of Valentis common stock.

Urigen’s agreements with a vendor and business partners, which give Urigen the right to pay certain amounts due with shares of Series B preferred stock and common stock, may adversely affect the market price for the combined company’s common stock.

Urigen has recently entered into agreements with a vendor and business partners that give Urigen the right to pay certain amounts due for goods and services with shares of its Series B preferred stock and common stock. Under the agreement with one of its business partners, Urigen was required to make a one-time issuance of 19,200 shares of Series B preferred stock, under the agreement with the other business partner, Urigen may pay milestone fees of up to $437,500 in shares of its common stock in lieu of cash, and under the vendor agreement, Urigen is required to issue 20,000 shares of its common stock per month until the agreement is terminated by either party. There is no definitive termination date of the vendor agreement. The shares issued under the agreement with the first business partner vest in twelve equal monthly installments from the date of issuance, and are subject to repurchase by Urigen upon the termination of the consulting relationship.

The shares of Urigen Series B preferred stock issued under the agreement with the first business partner are equivalent to multiple shares of Urigen common stock and, like Urigen common stock, are to be converted into Valentis common stock. The number of shares of common stock issuable under the other agreements will vary depending on the length of the vendor agreement and the value of Urigen’s common stock at the time of the milestone payments. The longer the actual term of the vendor agreement and the lower market price of the common stock at the time of the milestone payments, the more the ownership interest of the current stockholders of Urigen will be diluted and the more shares Valentis will have to issue to Urigen stockholders in the merger. The amount of shares that may potentially be issued pursuant to the terms of these agreements could be material. After the merger, the combined company will continue to be obligated to issue shares of its common stock pursuant to the terms of the agreements. Although the vendor and the business partners have represented that they are prepared to take and hold Urigen stock as an investment and not for resale, such parties are not subject to lock-up agreements. The vendor and the business partners may be more inclined to sell the Valentis common stock than other investors as they have not been long-term investors of Urigen. Substantial sales of stock after the merger by such parties, or any additional parties with whom Urigen may enter into such agreements, could adversely effect the market price for the combined company’s common stock.

We may not be able to meet the initial listing standards to trade on a national securities exchange such as the Nasdaq Capital Market or the American Stock Exchange, which could adversely affect the liquidity and price of the combined company’s common stock.

Following the Merger, we intend to raise additional capital and consummate a reverse stock split in order to meet the requirements to obtain the listing of its common stock on a national securities exchange such as the Nasdaq Capital Market or the American Stock Exchange. The initial listing qualification standards for new issuers are stringent and, although the combined company may explore various actions to meet the minimum initial listing requirements for a listing on a national securities exchange, there is no guarantee that any such actions will be successful in bringing it into compliance with such requirements.

If we fail to achieve listing of its common stock on a national securities exchange, our common shares may continue to be traded on the OTC Bulletin Board or other over-the-counter markets in the United States, although there can be no assurance that its common shares will be eligible for trading on any such alternative markets or exchanges in the United States.

In the event that we are not able to obtain a listing on a national securities exchange or maintain its reporting on the OTC Bulletin Board or other quotation service for its common shares, it may be extremely difficult or impossible for stockholders to sell their common shares in the United States. Moreover, if the common stock of the combined company remains quoted on the OTC Bulletin Board or other over-the-counter market, the liquidity will likely be less, and therefore the price will be more volatile, than if its common stock was listed on a national securities exchange. Stockholders may not be able to sell their common shares in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if the combined company’s common shares fail to achieve listing on a national securities exchange, the price of its common shares is likely to decline. In addition, a decline in the price of our common shares could impair its ability to achieve a national securities exchange listing or to obtain financing in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K contains “forward-looking statements” of Valentis within the meaning of the Private Securities Litigation Reform Act of 1995, which is applicable to Valentis because Valentis is a public company subject to the reporting requirements of the Exchange Act. These forward-looking statements include:

•	the efficacy, safety and intended utilization of Urigen’s product candidates;

•	the conduct and results of Urigen’s research, discovery and preclinical efforts and clinical trials;

•	Urigen’s plans regarding future research, discovery and preclinical efforts and clinical activities, and Valentis’ and Urigen’s collaborative, intellectual property and regulatory activities; and

•
each of Valentis’ and Urigen’s results of operations, financial condition and businesses, and products and drug candidates under development and the expected impact of the proposed merger on the combined company’s financial and operating performance.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

•	Urigen’s product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of product candidates.

Many of the important factors that will determine these results and values are beyond Valentis’ and Urigen’s ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” in this Form 8-K.

URIGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of Urigen’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Urigen’s operations, development efforts and business environment, the other risks and uncertainties described in the section entitled “Risk Factors” in Form 8-K and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements herein are based on information available to Urigen as of the date hereof, and Urigen assumes no obligation to update any such forward-looking statement.

Recent Events

As discussed previously, Urigen has completed the Merger with Valentis, whereby Urigen merged with a wholly-owned subsidiary of Valentis and was the surviving corporation and a subsidiary of Valentis post-merger.

Company Overview

Urigen is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen has two programs in development that are either in or positioned to enter Phase II clinical trials. The pipeline includes URG101 targeting the treatment of chronic pelvic pain, or CPP; symptoms of CPP secondary to pelvic irradiation; and dyspareunia; URG301, targeting acute urgency in patients diagnosed with overactive bladder, acute urethral discomfort and urethritis; and URG302, targeting acute urgency in patients diagnosed with overactive bladder. Urigen was incorporated in British Columbia on July 18, 2005. On October 4, 2006, Urigen redomesticated from British Columbia to the State of Delaware and changed its name from Urigen Holdings, Inc. to Urigen N.A., Inc.

Urigen is in the development stage and its programs are in the clinical trial phase, and therefore it has not generated revenues from product sales to date. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period Urigen will require additional funds, the availability of which cannot be assured.

Consequently, Urigen is subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, Urigen will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

In January 2006, Urigen entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, Urigen entered into a license agreement with the University of California, San Diego, or UCSD, for certain patent rights.

The agreement with UCSD was for a license previously licensed to Urigen, Inc. In exchange for this license, Urigen issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of June 30, 2006, $25,000 of milestone payments have been incurred. Urigen is also required to make royalty payments of 1.5-3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived of the patents rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

In May 2006, Urigen entered into a license agreement with Kalium, Inc., for patent rights and technology relating to suppositories for use in the genitourinary or gastrointestinal system and for the development and utilization of this technology to commercialize products. Under the terms of the agreement, Urigen issued common stock in the amount of 360,000 shares (with an estimated fair value of $90,000) and shall pay Kalium royalties based on percentages of 2.0-4.5% of net sales of licensed products during the defined term of the agreement. Urigen also is required to make milestone payments (based on achievement of certain events related to FDA approval) of up to $457,500. Milestone payments may be made in cash or common stock, at Urigen’s discretion. Kalium shall have the right to terminate rights under this license agreement or convert the license to non-exclusive rights if Urigen fails to meet certain milestones over the next three years.

Significant Accounting Policies

Intangible Assets

Intangible assets include the intellectual property and other patented rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on Urigen’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, Urigen is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. Urigen uses the straight-line method to expense long-lived assets (including identifiable intangibles). The intangible assets were recorded based on their estimated fair value and are being amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

Impairment of Long-Lived Assets

Urigen evaluates its business for potential indicators of impairment of intangible assets. Urigen’s judgments regarding the existence of impairment indicators are based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. Future events could cause Urigen to conclude that impairment indicators exist and that intangible assets are impaired. Urigen currently operates in one reportable segment, which is also the only reporting unit for the purposes of impairment analysis.

Urigen evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when event or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. Urigen has not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the balance sheet method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

Urigen accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, Urigen records stock and options granted at fair value of the consideration received or the fair value of the equity investments issued as they vest over a performance period.

Financial Statements for Period from July 18, 2005 (date of inception) to June 30, 2006 and March 31, 2007

Urigen is in the development stage and has raised capital at various times since its inception through the issuance of its equity securities (see Note 6 to the accompanying June 30, 2006 financial statements). Urigen has also issued common stock from time to time in payment of certain expenses (see Note 5 to the accompanying June 30, 2006 financial statements). As of June 30, 2006, Urigen had approximately $567,500 in cash and net intangible assets of approximately $274,000, consisting principally of intellectual property rights (see Note 3 to the accompanying June 30, 2006 financial statements).

Urigen has generated no income from operations and incurred total operating expenses for the period from July 18, 2005 (date of inception) to June 30, 2006 of $1,453,550, including research and development expenses of $784,254, general and administrative expenses of $657,884 and sales and marketing expenses of $11,412.

Subsequent to June 30, 2006, Urigen has received additional capital through the issuance of additional equity securities and debt (see Note 9 to the accompanying June 30, 2006 financial statements).

From July 18, 2005 (date of inception) through March 31, 2007, Urigen has spent a total of $1,446,891 primarily to in-license and develop our late-stage clinical product URG101 targeting CPP ($784,254 for the fiscal year ended June 30, 2006 and $662,637 for the nine months ended March 31, 2007), and $20,000 primarily to in-license and develop URG301 targeting overactive bladder ($0 for the fiscal year ended June 30, 2006 and $20,000 for the nine months ended March 31, 2007). At a minimum, an additional $20 million is anticipated to be required to successfully complete the drug development programs for these two drug candidates, with $8.0 million for URG101 and $12.0 million for URG301.

The process of developing new therapeutic products is inherently complex, time-consuming, expensive and uncertain. Urigen must make long-term investments and commit significant resources before knowing whether its development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at all stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. For these reasons, Urigen is unable to predict the period in which material net cash inflows from URG101 and/or URG301 will commence. See “Risk Factors—Delays in the commencement or completion of clinical testing of Urigen’s product candidates could result in increased costs to Urigen and delay its ability to generate significant revenues” for additional information on the risks associated with developing Urigen’s products.

From inception, Urigen’s development efforts have been focused on URG101, a product targeting chronic pelvic pain of bladder origin. In 2007, Urigen initiated URG301, a product development program targeting overactive bladder that will require the conduct of both pre-clinical and clinical studies. Pending uneventful, successful execution of the studies that the FDA may mandate for URG101 and URG301, an NDA submission for URG101 is anticipated in late 2009 or 2010, and for URG301, an NDA submission is anticipated no earlier than 2010. However, there can be no assurance that Urigen will be successful with the limited experience and resources Urigen has available at the present time relating to the development and commercialization of both URG101 and URG301.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or FASB, issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, or FIN 48, which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. Urigen is currently evaluating the impact of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurement, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Urigen is currently assessing the potential impact that the adoption of SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities,” or SFAS 159. SFAS 159 provides entities with the option to report selected financial assets and liabilities at fair value. Business entities adopting SFAS 159 will report unrealized gains and losses in earnings at each subsequent reporting date on items for which fair value option has been elected. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires additional information that will help investors and other financial statement users to understand the effect of an entity’s choice to use fair value on its earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Urigen is currently assessing the impact that the adoption of SFAS 159 may have on its financial position, results of operations or cash flows.

Liquidity and Capital Resources

Since its inception, Urigen has financed its operations principally through private issuances of common and preferred stock and funding from collaborative arrangements. Urigen expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. Urigen has used the net proceeds from the sale of common and preferred stock for general corporate purposes, which has included funding research and development, working capital, reducing indebtedness, pursuing and completing acquisitions or investments in businesses, products or technologies, and capital expenditures.

Urigen is in the development stage and its programs are in the clinical trial phase, and therefore it has not generated revenues from product sales to date. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period Urigen will require additional funds, the availability of which cannot be assured.

Consequently, Urigen is subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, Urigen will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

Urigen anticipates existing capital resources combined with the cash and assets acquired through the reverse merger will be sufficient to fund URG101 through an End of Phase II meeting with the FDA. However, additional financing will be required to fund the continued development of URG101, URG301 and to acquire any future product opportunities. Urigen’s future capital requirements will depend upon numerous factors, including the following:

•	the progress and costs of our development programs;

•	patient recruitment and enrollment in future clinical trials;

•	the scope, timing and results of pre-clinical testing and clinical trials;

•	the costs involved in seeking regulatory approvals for our product candidates;

•	the costs involved in filing and pursuing patent applications and enforcing patent claims;

•	the establishment of collaborations and strategic alliances;

•	the cost of manufacturing and commercialization activities;

•	the results of operations;

•	the cost, timing and outcome of regulatory reviews;

•	the rate of technological advances;

•	ongoing determinations of the potential commercial success of our products under development;

•	the level of resources devoted to sales and marketing capabilities; and

•	the activities of competitors.

To obtain additional capital when needed, Urigen will evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all. Urigen cannot assure you that it will successfully develop its products under development or that its products, if successfully developed, will generate revenues sufficient to enable it to earn a profit. If Urigen is unable to obtain additional capital, management may be required to explore alternatives to reduce cash used by operating activities, including the termination of development efforts that may appear to be promising to Urigen, the sale of certain assets and the reduction in overall operating activities.

Net cash used in operating activities for the period from July 18, 2005 (date of inception) to June 30, 2006 was approximately $971,000, which primarily reflected a net loss of $1,540,412, a change in accounts payable of $40,558, a change in accrued expenses of $31,058 and a change in amounts due to related parties of $245,839. Urigen expects net cash used in operating activities to increase going forward as Urigen pursues and complete the merger and additional product testing.

Net cash provided by investing activities was approximately $466,000 for the period from July 18, 2005 (date of inception) to June 30, 2006 which primarily reflected the asset-based purchase from Urigen, net of cash acquired.

Net cash provided by financing activities was approximately $1,011,000 for the period from July 18, 2005 (date of inception) to June 30, 2006, which consisted primarily of net proceeds received from the issuance of convertible preferred stock.

Off Balance Sheet Arrangements

At June 30, 2006, Urigen did not have any off balance sheet arrangements.

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

Resignation of Valentis’ Executive Officer

Pursuant to the Merger Agreement, upon the Closing of the Merger, Benjamin F. McGraw, III, Pharm.D. resigned his position as President, Chief Executive Officer and Treasurer of Valentis. Dr. McGraw’s resignation was not the result of a disagreement with management regarding Valentis’ operations, policies or practices.

Executive Officers and Directors of Valentis

The following table lists the names and ages as of December 31, 2006 and positions of the executive officers and directors of Valentis following the Merger. Each of the executive officers was appointed on June 29, 2007.

Name	Age	Position
William J. Garner, M.D.	40	President, Chief Executive Officer and Director
Martin E. Shmagin	57	Chief Financial Officer and Director
Terry M. Nida.	58	Chief Operating Officer
Benjamin F. McGraw, III, Pharm.D.	57	Chairman of the Board
George M. Lasezkay, Pharm.D, J.D.	54	Director

Management

William J. Garner, M.D., 40, Urigen’s current President and Chief Executive Officer, was appointed President and Chief Executive Officer of Valentis. Dr. Garner is an experienced entrepreneur. Prior to founding Urigen, Dr. Garner had been the founder and managing director of EGB Advisors, LLC, a pharmaceutical commercialization boutique. Through this entity, Dr. Garner worked on a number of biopharmaceutical business transactions and has raised financing for another company that he founded called Inverseon, Inc., developing a novel therapy for asthma. Before this, Dr. Garner worked in medical affairs at Hoffmann LaRoche in oncology. Prior to Roche, Dr. Garner was in the venture capital department at Paramount Capital Investments in New York City. Dr. Garner has a Master of Public Health from Harvard and received his M.D. degree from New York Medical College. Dr. Garner did  residency training in Anatomic Pathology at Columbia-Presbyterian and is currently a licensed physician in the State of New York.

Martin E. Shmagin, 57, Urigen’s current Chief Financial Officer, was appointed as Chief Financial Officer of Valentis. For over ten years Mr. Shmagin served as president of Innovative Financial Solutions Ltd., an accounting and financial consulting firm that serves as chief financial officer and controller for start-up through mid-size businesses. From 1978 to 1986, Mr. Shmagin was vice president, Finance/chief financial officer of Fisher & Brother, Inc. From 1986 to 1989, he was comptroller of Strober Bros., Inc. and supported the company’s successful initial public offering. He then opened his own consulting firm where he assisted Stenograph Corporation with its acquisition of Baron Data Corporation and Hanover Direct with its acquisition of Gumps. He also supported a $24 million global systems conversion of American President Companies, Ltd., a $2.6 billion transportation company, where he coordinated the data conversion of eighty-three subsidiaries in multiple currencies. Mr. Shmagin holds a B.S. degree in accounting from New York University.

Terry M. Nida, 58, Urigen’s present Chief Operating Officer, was appointed as Chief Operating Officer of Valentis. Prior to that, Mr. Nida served as vice president for sales, marketing and corporate development. Prior to joining Urigen, Mr. Nida served as vice president, worldwide sales, marketing and corporate development for VIVUS, Inc. From November 1995 to August 1998, Mr. Nida was vice president, Europe, and effective March 28, 1996 was appointed as an executive officer. Prior to joining VIVUS, Mr. Nida was vice president, sales, marketing and business development at Carrington Laboratories, with responsibility for all sales, marketing and business development activities. Mr. Nida was senior director, worldwide sales, marketing and business development for Centocor, Inc. from 1993 to 1994, and director of sales and marketing in Europe for Centocor, Inc. from 1990 to 1993. He holds a B.S. degree in english and an M.A. degree in administration of justice from Wichita State University.

Board of Directors

Benjamin F. McGraw, III, Pharm.D., 57, the former president and chief executive officer of Valentis, and the chairman of Valentis’ board since 1993, was elected to serve as a director of Valentis. Dr. McGraw has served as president and chief executive officer of Valentis since September 1994, when he joined Megabios Corp., and as chairman of the board since May 1997. In March 1999, Megabios merged with GeneMedicine, Inc. to form Valentis. Prior to Megabios, Dr. McGraw gained experience in R&D as vice president, development for Marion and Marion, Merrell Dow; in business development as corporate vice president, corporate development at Allergan, Inc.; and in finance as president of Carerra Capital Management. Dr. McGraw currently serves on the board of directors of ISTA Pharmaceuticals, Inc. Dr. McGraw received his Doctor of Pharmacy from the University of Tennessee Center for the Health Sciences, where he also completed a clinical practice residency.

George M. Lasezkay, Pharm.D., J.D., 54, a current member of Valentis’ board, will continue to serve on the board Valentis. Since September 2003, Dr. Lasezkay has provided business development and strategic advisory services to biotechnology and emerging pharmaceutical companies through his consulting firm, Turning Point Consultants . From 1989 to 2002, Dr. Lasezkay served in various positions at Allegan, Inc., including assistant general counsel from 1994 to 1996, vice president, corporate development from 1996 to 1998, and corporate vice president, corporate development from 1998 to 2002. Dr. Lasezkay currently serves on the board of directors of Collagenex Pharmaceuticals, Inc. and a number of privately-held companies. Dr. Lasezkay received his J.D. from the University of Southern California Law Center and his Doctor of Pharmacy and Bachelor of Science in Pharmacy from the State University of New York at Buffalo.

Audit Committee

The audit committee meets with the independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the board of directors the independent auditors to be retained and receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee also meets with the independent auditors to review the quarterly financial results and to discuss the results of the independent auditors’ quarterly review and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted accounting procedures.

    The Board of Directors intends to appoint new independent non-employee directors to the Audit Committee to fill the vacancies on the Audit Committee.

Compensation Committee

The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Valentis’ stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board of directors may delegate.

    The Board of Directors intends to appoint new independent non-employee directors to the Compensation Committee to fill the vacancies on the Compensation Committee.

Nominating and Governance Committee

The nominating and governance committee assists the board of directors in discharging the board of directors’ responsibilities regarding identifying qualified candidates to become members of the board of directors, selecting candidates to fill any vacancies on the board of directors, ensuring that Valentis has and follows the appropriate governance standards and overseeing the evaluation of the board of directors.

The nominating and governance committee will consider and has adopted a policy with regard to the consideration of any director candidates recommended by security holders. The nominating and governance committee uses a process similar to that contained in the nominating committee charter for identifying and evaluating director nominees recommended by Valentis’ stockholders.

    The Board of Directors intends to appoint new independent non-employee directors to the Nominating and Governance Committee to fill the vacancies on the Nominating and Governance Committee.

Compensation of Directors

Each non-employee director of Valentis receives an annual retainer of $12,000 and a per meeting fee of $1,000. The chairman of the audit committee receives an annual retainer of $6,000 and a per meeting fee of $800 and the other members of the audit committee receive an annual retainer of $4,000 and a per meeting fee of $500. The chairman of the compensation committee receives an annual retainer of $3,500 and a per meeting fee of $800 and the other members of the compensation committee receive an annual retainer of $2,500 and a per meeting fee of $500. The chairman of the nominating and governance committee receives an annual retainer of $2,000 and a per meeting fee of $500 and the other members of the nominating and governance committee receive an annual retainer of $1,500 and a per meeting fee of $500. The members of the board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board of directors and committee meetings.

Under the 1998 Non-Employee Directors’ Stock Option Plan, as amended and restated, on the date following the date of the annual stockholders’ meeting of each year, each non-employee director will automatically be granted, without further action by Valentis, its stockholders or the board of directors, an option to purchase 10,000 shares of common stock. In addition, each new non-employee director will receive a one time grant to purchase 26,000 shares of common stock on the date of the annual stockholders’ meeting at which such new director is first elected to the board of directors. The exercise price of the options granted to the non-employee directors is 100% of the fair market value of the common stock on the date of the option grant.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2006, none of Valentis’ executive officers served on the board of directors of any entities whose directors or officers serve on Valentis’ compensation committee. No current or former executive officer or employee of Valentis serves on the compensation committee.

Stockholder Communications with the Board of Directors

The board of directors provides a process for receiving communications from stockholders of Valentis, whereby any stockholder may send written correspondence to the board of directors, a committee of the board of directors or any individual directors in his capacity as a director, including non-employee directors. The correspondence should be addressed to the attention of the Secretary of Valentis at 875 Mahler Road, Suite 235, Burlingame, California 94010 and include the name, mailing address and telephone number of the stockholder sending the communication, the number and class of securities of Valentis owned by such stockholder, and if the stockholder is not the record holder of the securities, the name of the record holder. The Secretary will forward such correspondence to the board of directors or the applicable committee or individual director as the case may be, or to management if the Secretary determines, in his discretion that would be more appropriate. The Secretary will maintain a log of such stockholder correspondence which will be made available to the board of directors upon its request.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics that applies to all Valentis directors, officers and employees, including the chief executive officer, who is Valentis’ principal executive officer, the vice president of finance and administration, who is Valentis’ principal financial officer and principal accounting officer. Valentis’ code of business conduct and ethics is posted on our website www.valentis.com. Valentis will also provide a copy of its code of business conduct and ethics to any person without charge upon request made in writing to Valentis, Inc., Attention: Investor Relations, 533 Airport Blvd., Suite 400, Burlingame, California 94010. Valentis intends to disclose any amendment to, or a waiver from, a provision of its code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of its code of business conduct and ethics by posting such information on its website www.valentis.com.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation paid in respect of Urigen’s Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for Urigen’s last two completed fiscal years.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan ($)	Non-qualified Deferred Compen- sation Earnings ($)	All other compen-sation ($)	Total ($)
William Garner, MD CEO and President	2005 2006	-- $44,767	-- --	-- --	-- --	-- --	-- --	-- --	-- $44,767
Martin E. Shmagin CFO	2005 2006	-- $37,984	-- --	-- --	-- --	-- --	-- --	-- --	-- $37,984
Terry M. Nida COO	2005 2006	-- --	-- --	-- $121,800(1)	-- --	-- --	-- --	-- --	-- $121,800(1)

___________
(1) Represents 840,000 shares of restricted stock granted on May 1, 2006 at $0.145 per share.

All Other Compensation

The following table reflects each component of the “All Other Compensation” column in the Summary Compensation Table. For each named executive officer, these components consist of our matching contributions to our 401(k) Plan and perquisites.
Name		401(k) Contributions (1)	Perquisites (2)	Total All Other Compensation
William Garner, MD CEO and President	2005 2006	--	--	--
Martin E. Shmagin CFO	2005 2006	--	--	--
Terry M. Nida COO	2005 2006	--	--	--

OUTSTANDING EQUITY AWARDS

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Garner, MD CEO and President	0	0	0	0	0	0	0	0	0
Martin E. Shmagin CFO	0	0	0	0	0	0	0	0	0
Terry M. Nida COO	0	0	0	0	0	0	0	0	0

Terry Nida Employment Agreement

Under an executive employment agreement, Terry Nida serves as Urigen’s Vice President, Sales, Marketing and Corporate Development. Under the terms of the agreement, Mr. Nida is entitled to receive an annual salary of CDN$188,800 and 720,000 shares of Urigen common stock from the Urigen 2005 Incentive Stock Purchase Plan Trust, referred to herein as trust shares. Urigen has no obligation to pay the annual salary or issue the shares of common stock until it has completed offerings of its equity securities in which it raises aggregate gross proceeds of at least CDN$5 million.

In the agreement, Mr. Nida acknowledged the receipt of 120,000 trust shares. The agreement provides that if Urigen has not completed equity offerings in which it has raised aggregate proceeds of at least CDN$5 million by August 1, 2006, Urigen is obligated to issue 50,000 trust shares to Mr. Nida on the last day of each month following August 1, 2006 until such amount has been raised. All trust shares issued to Mr. Nida are subject to repurchase by Urigen.

In addition, the agreement provides that, as of May 1, 2006, Urigen granted Mr. Nida the option to purchase up to 200,000 shares of Urigen’s Series A preferred stock at an exercise price of CDN$0.50 per share. The options vested immediately and could be exercised at any time within two months of May 1, 2006.

The agreement is effective as of May 1, 2006 and Mr. Nida’s employment continues until terminated as provided in the agreement. The agreement may be terminated as follows: (i) by Mr. Nida at any time, with three months written notice; (ii) by Urigen, without cause; (iii) by Urigen, with cause; (iv) in certain circumstances following a change of control of Urigen. If Urigen terminates the agreement without cause, Urigen must pay Mr. Nida six, 12 or 24 months of base salary, depending on his years of employment with Urigen.

The agreement provides that in the event of a potential change of control, subject to Mr. Nida’s right to terminate his employment for good cause, Mr. Nida will continue his employment with Urigen until 12 months after a change of control. If Mr. Nida terminates his employment for good cause within 12 months after a change of control, Mr. Nida is entitled to the following: (i) 12 months of base salary, plus amounts owed for arrears of salary and vacation pay; (ii) maintain his benefits; (iii) all incentive stock option grants under any stock option agreement (all options that have not vested, will vest immediately); and (iv) all trust shares granted by Urigen.

Urigen intends to modify the terms of the agreement by entering into a new employment agreement with Mr. Nida that will be retroactive to October 1, 2006.

Stock Option Plans

No stock options were granted to the executive officers during the fiscal year ended June 30, 2006. No stock options were exercised during the fiscal year ended June 30, 2006.

Compensation of Directors

Urigen’s directors receive no compensation for their service on Urigen’s board of directors.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the Merger, by (1) each director and executive officer of the combined company, (2) each person or group who is known to the managements of Valentis and Urigen to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger and (3) all directors and executive officers of the combined company as a group. Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by directors and executive officers of Valentis and Urigen, Valentis and Urigen believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percent of common stock of the combined company is based on 68,289,535 shares of common stock of the combined company outstanding upon the consummation of the Merger.

Percent of
Common Stock
of the Combined
Company
Name of Beneficial Owner	Beneficially Owned
William J. Garner, M.D.	27.06%
Martin E. Shmagin	4.27%
Terry M. Nida	4.59%
Benjamin F. McGraw, Pharm.D.	* %
George M. Lasezkay, Pharm.D., J.D.	%
All directors and executive officers as a group (8 persons)	35.99%
___________
* Less than 1%

DESCRIPTION OF VALENTIS’ COMMON STOCK

The following information describes Valentis’ common stock and provisions of Valentis’ amended and restated certificate of incorporation and bylaws, as amended, all as in effect upon the date of this joint proxy statement/prospectus. This description is only a summary. You should also refer to Valentis’ amended and restated certificate of incorporation and bylaws, as amended, which have been previously filed with the SEC.

Common Stock

As of July 13, 2007, the merger date, Valentis’ authorized capital stock included 190,000,000 shares of common stock, of which 17,062856 shares were issued and outstanding.

The holders of Valentis common stock are entitled to one vote per share on all matters to be voted on by Valentis stockholders, including the election of directors. Valentis stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect Valentis’ entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to Valentis’ board of directors.

The holders of Valentis common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Valentis’ board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of Valentis preferred stock which may be outstanding. Bank credit agreements that Valentis may enter into from time to time and debt securities that Valentis may issue from time to time may restrict Valentis’ ability to declare or pay dividends on its common stock. Upon Valentis’ liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of Valentis preferred stock, the holders of Valentis common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of Valentis common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Valentis common stock are, and all shares being offered by this joint proxy statement/prospectus will be, fully paid and not liable to further calls or assessment by Valentis.

Anti-Takeover Provisions

The provisions of the DGCL and Valentis’ amended and restated certificate of incorporation and amended bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of Valentis. Such provisions could limit the price that some investors might be willing to pay in the future for Valentis common stock. These provisions of the DGCL and Valentis’ amended and restate certificate of incorporation and amended bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Valentis, including unsolicited takeover attempts, even though such a transaction may offer Valentis stockholders the opportunity to sell their stock at a price above the prevailing market price.

Valentis is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•
the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Valentis has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Valentis.

Valentis’ amended and restated certificate of incorporation and bylaws, as amended, provide that Valentis’ board of directors will be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the amended and restated certificate of incorporation authorizes only the Valentis’ board of directors to fill any vacancies on the board resulting from death, resignation, disqualification, removal or other causes, or any newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. Valentis’ amended and restated certificate of incorporation also provides that directors may be removed by stockholders (i) for cause by the affirmative note of the holders of a majority of the outstanding shares of voting stock, entitled to vote at an election of directors, or (ii) without cause by the affirmative vote of the holders of at least 662/3% of the outstanding shares of voting stock.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Valentis’ common stock has been quoted on the OTC Bulletin Board under the symbol “VLTS.OB” since June 19, 2007. From May21, 2007 through June 18, 2007, Valentis’ common stock was quoted on the National Quotation Bureau’s Pink Sheets under the symbol “VLTS. PK.” Prior to May 21, 2007, Valentis’ common stock was listed on the Nasdaq Capital Market under the symbol “VLTS.” The following table sets forth, for the calendar periods indicated, the high and low per share sales prices for Valentis common stock as reported by the Nasdaq Capital Market through May 18, 2007, by the National Quotation Bureau’s Pink Sheets from May 21. 2007 through June 18, 2007 and by the OTC Bulletin Board from June 19, 2007, through July 16, 2007.

Calendar Year	High	Low
2005
First Quarter	$3.90	$2.20
Second Quarter	3.19	2.26
Third Quarter	2.90	2.11
Fourth Quarter	2.60	1.48
2006
First Quarter	$3.95	$2.12
Second Quarter	4.06	2.64
Third Quarter	3.50	0.15
Fourth Quarter	1.07	0.29
2007
First Quarter	$0.47	$0.22
Second Quarter	0.32	0.10
Third Quarter (through July 16, 2007)	0.21	0.15

On July 13, 2007, the date of the merger, the high and low sale prices reported on the OTC Bulletin Board for Valentis common stock were $0.17 and 0.15 per share, respectively. As of that date, there were approximately17,062,856 shares of Valentis common stock outstanding.

Valentis has never declared or paid any cash dividends on its common stock nor does it intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Valentis’ board of directors and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as Valentis’ board of directors deems relevant.

Urigen has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

Item 4.01 Change in Registrant’s Certifying Accountants

(a) Previous independent accountants:

On July 16, 2007, Valentis dismissed Ernst & Young LLP (“E&Y”) as Valentis’ independent registered public accounting firm. The decision to dismiss E&Y was approved by the Board of Directors of Valentis.

The reports of E&Y on the consolidated financial statements of Valentis for the years ended June 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for it did include explanatory paragraphs in 2006 and 2005 describing conditions that raise substantial doubt about Valentis’ ability to continue as a going concern as described in Note 1 to the consolidated financial statements and an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in 2006.

In connection with the audits of the Valentis’ financial statements for the years ended June 30, 2006 and 2005 and through July 16, 2007, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

Valentis has furnished a copy of the above disclosures to E&Y and has requested that E&Y furnish Valentis with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures. A copy of such letter is attached as Exhibit 16.1 to this Current Report on Form 8-K/A.

(b) New independent accountants:

On July 16, 2007, the Company engaged Burr, Pilger & Mayer LLP as its new independent registered public accounting firm to replace Ernst & Young, LLP subsequent to June 30, 2007 upon consummation of the Merger. During the three most recent fiscal years and through July 16, 2007, the Company has not consulted with Burr, Pilger & Mayer LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions in Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 of Regulation S-B.

Item 5.01 Changes in Control of Registrant.

See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 2.01.

Item 5.06 Change in Shell Company Status.

See Item 2.01

Item 8.01  Other Events.

On July 16, 2007, Valentis issued a press release announcing the closing of the Merger Agreement. A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a) Pro forma financial information.

Unaudited pro forma combined condensed consolidated financial statements.

(b) Financial statements of business acquired.

Financial Statements for the period from July 18, 2005 (date of inception) to June 30, 2006
Report of Burr, Pilger & Mayer, LLP. Independent Accountants
Balance Sheet
Statement of Operations
Statement of Stockholders’ Equity
Statement of Cash Flows
Notes to Financial Statements for the period from July 18, 2005 (date of inception) to June 30, 2006
Unaudited Financial Statements as of and for the Nine Months Ended March 31, 2007 and 2006
Unaudited Balance Sheets
Unaudited Statements of Operations
Unaudited Statements of Cash Flows
Unaudited Notes to Financial Statements

(c) Exhibits

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and Valentis Holdings, Inc. (incorporated by reference to Form 8-K of Valentis, Inc. filed on October 5, 2007)

2.2
Waiver, Consent and Amendment to Agreement and Plan of Merger, dated as of February 1, 2007, by and among Valentis, Valentis Holdings. and Urigen (incorporated by reference to Form 8-K of Valentis, Inc. filed on February 7, 2007)

2.3
Second Amendment to Agreement and Plan of Merger, dated as of March 28, 2007, by and among Valentis, Valentis Holdings and Urigen (incorporated by reference to Form 8-K of Valentis, Inc. filed on March 28, 2007)

3.1	Certificate of Merger (Incorporated by reference to Form 8-K of Valentis, Inc. filed on July 19, 2007)
10.1	Employment Agreement between Terry Nida and Urigen, N.A., Inc., dated as of May 1, 2006 (Incorporated by reference to Form 8-K of Valentis, Inc. filed on July 19, 2007)
16.1	Letter of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.1	Consent of Burr, Pilger & Mayer LLP Independent Accountants
99.1	Press Release dated July 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Urigen Pharmaceuticals, Inc.

July 30, 2007	/s/ WILLIAM J. GARNER, MD
William J. Garner, President and
Chief Executive Officer

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	2
Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet for March 31, 2007	4
Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for March 31, 2007	5
Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for June 30, 2006	6
Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements	7

1

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Urigen security holders will own, after the merger, approximately two-thirds of the combined company on a fully-diluted basis. Further, Urigen directors will constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company will be from Urigen. Therefore, Urigen will be deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of Urigen prior to the merger and will not include the historical financial results of Valentis prior to the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by Urigen security holders in the merger, after giving effect to the difference between the par values of the capital stock of Urigen and Valentis, with the offset to additional paid-in capital.

The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger of Urigen and Valentis as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Urigen is considered to be acquiring Valentis in the merger and it is assumed that Valentis does not meet the definition of a business in accordance with Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations, and Emerging Issue Task Force 98-3, or EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because of Valentis’ current efforts to sell or otherwise dispose of its operating assets and liabilities, which have been reflected in the pro forma financial statements and notes thereto as discontinued operations on the basis that such assets and liabilities are held for sale. The assets and liabilities of Valentis that are not classified as held for sale represent such items that either are not expected to be disposed of or will be used by Urigen post-merger; these assets and liabilities do not constitute a business pursuant to SFAS No. 141 and EITF 98-3. Consequently, all of the assets and liabilities of Valentis have been reflected in the pro forma financial statements at their respective fair values and no goodwill or other intangibles will be recorded as part of acquisition accounting.

For accounting purposes, Valentis is being viewed as a publicly-held shell company because it is expected to have $200,000 of cash and no other material assets or liabilities at the time of closing the proposed merger. In addition, Urigen security holders will own, after the proposed merger, approximately two-thirds of the combined company on a fully-diluted basis. Further, Urigen directors will constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company will be from Urigen. Therefore, Urigen will be deemed to be the acquiring company for accounting purposes. Based on the above and in accordance with accounting principles generally accepted in the United States, the proposed merger is considered to be a reverse acquisition and recapitalization. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

The actual amounts recorded for the merger transactions as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•       the impact of any sale of all or part of the operating assets of Valentis,

•       cash cost of Valentis’ operations between the signing of the merger agreement and the closing of the merger,

2

•	Valentis’ final net cash balance as calculated pursuant to the merger agreement, which partially determines the actual number of shares of Valentis’ common stock to be issued pursuant to the merger,

•       the timing of completion of the merger,

•       the cost of liquidation of any operating assets should Valentis or Urigen fail to divest of such assets or liabilities, and

•       other changes in Valentis’s assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma combined condensed consolidated financial statements presented below are based on the historical financial statements of Urigen and Valentis, adjusted to give effect to the acquisition of Valentis by Urigen for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined condensed consolidated balance sheet assumes that the proposed merger was completed as of March 31, 2007. The unaudited pro forma combined condensed consolidated statement of operations for the year ended June 30, 2006 and the nine months ended March 31, 2007 assume that the proposed merger was completed as of July 1, 2005.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Urigen and Valentis which are included in this joint proxy statement/prospectus.

3

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

(in thousands)

	As of March 31, 2007				As of March 31, 2007
	Urigen N.A., Inc.	Valentis, Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$265	$1,114	$—		$1,379
Interest and other receivables	—	1	—		1
Prepaid expenses and other current assets	18	267	(267)	(A)	18
Assets held for sale	—	—	267	(A)	267
Total current assets	283	1,382	—		1,665
Property and equipment, net	7	6	—		13
Goodwill and other intangible assets, net	263	409	(409)	(E)	263
Total assets	$553	$1,797	$(409)		$1,941
LIABILITIES AND STOCKHOLDERS’ EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
Accounts payable	$462	$3	$(3)	(B)	$462
Related party payables	186	—	—		186
Accrued compensation	—	249	(249)	(B)	—
Accrued clinical trial costs	—	12	(12)	(B)	—
Other accrued liabilities	251	258	(258)	(B)	751
			500	(C)
Notes payable—short term	300	—	—		300
Liabilities related to assets held for sale	—	—	522	(B)	522
Total current liabilities	1,199	522	500		2,221
Stockholders’ equity (deficit):
Series A convertible preferred stock	1,892	—	(1,892)	(D)	—
Series B convertible preferred stock	604	—	(604)	(D)	—
Common stock	—	17	51	(D)	68(I	)
Common stock subscribed	238	—	(238)	(D)	—
Additional paid-in capital	248	244,621	(241,589)	(C)(D)(E)	3,280(I	)
Accumulated other comprehensive income (loss)	18	(693)	693	(E)	18
Accumulated deficit	(3,646)	(242,670)	242,670	(E)	(3,646)
Total stockholders’ equity (deficit)	(646)	1,275	(909)		(280)
Total Liabilities and stockholders’ equity (deficit)	$553	$1,797	$(409)		$1,941

See accompanying notes.

4

Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Urigen N.A., Inc. for the nine months ended March 31, 2007 (unaudited)	Valentis, Inc. for the nine months ended March 31, 2007 (unaudited)	Pro Forma Adjustments			Pro Forma As Adjusted for the nine months ended March 31, 2007

License and other revenue	$—	$571	$(571)	(F)		$—
Total revenue	—	571	(571)			—
Operating expenses:
Research and development	682	961	(961)	(F)		682
General and administrative	1,139	3,764	(3,068)	(F)		1,835
Restructuring charges	—	921	(921)	(F	)	—
Sales and marketing	294	—	—			294
Total operating expenses	2,115	5,646	(4,950)			2,811
Loss from operations	(2,115)	(5,075)	4,379			(2,811)
Interest income	12	38	—			50
Other income and expenses, net	(2)	2,341	(2,341)	(F	)	(2)
Net loss	$(2,105)	$(2,696)	$2,038			$(2,763)
Basic and diluted net loss per common share	$(0.14)	$(0.16)				$(0.04)	(G)
Weighted-average shares used in computing basic and diluted net loss per common share	15,460	17,048				67,893	(G)

See accompanying notes.

5

Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Urigen N.A., Inc. for the period from July 18, 2005 (date of inception) to June 30, 2006 (Unaudited)	Valentis, Inc. for the Year Ended June 30, 2006 (Uanudited)	Pro Forma Adjustments		Pro Forma As Adjusted for the Year Ended June 30, 2006
License and other revenue	$—	$627	$(627	) (F)	$—
Contract research revenue	—	100	(100	) (F)	—
Total revenue	—	727	(727)		—
Operating expenses:
Costs of contract research	—	93	(93	) (F)	—
Research and development	784	11,228	(11,228	) (F)	784
General and administrative	658	4,987	(3,742	) (F)	1,903
Sales and marketing	11	—	—		11
Total operating expenses	1,453	16,308	(15,063)		2,698
Loss from operations	(1,453)	(15,581)	14,336		(2,698)
Interest income	8	279	—		287
Other income and expenses, net	(95)	(35)	35	(F)	(95)
Net loss	$(1,540)	$(15,337)	$14,371		$(2,506)
Basic and diluted net loss per common share	$(0.20)	$(0.99)			$(0.04	) (H)
Weighted-average shares used in computing basic and diluted net loss per common share	7,871	15,453			66,298	(H)

See accompanying notes.

6

Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

1.                 Basis of Presentation

On October 4, 2006, in accordance with the vote of the Urigen Holdings stockholders, Urigen redomesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 5, 2006, Valentis, Inc. entered into an Agreement and Plan of Merger with Urigen N.A., Inc., and Valentis Holdings, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Valentis (“Merger Sub”), as amended February 1, 2007, March 28, 2007 and May 14, 2007, pursuant to which Merger Sub will be merged with and into Urigen, with Urigen surviving after the merger as a wholly-owned subsidiary of Valentis.

If the merger is consummated, each Urigen stockholder, with the exception of the holders of the Series B preferred stock, will receive, in exchange for each share of Urigen common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, a number of shares of Valentis common stock equal to two times the quotient obtained by dividing the number of fully diluted shares of Valentis common stock issued and outstanding immediately prior to the closing of the merger by the number of fully diluted shares of Urigen common stock issued and outstanding immediately prior to the closing of the merger (excluding in all cases Urigen dissenting shares), subject to cash payment in lieu of the issuance of fractional shares. Each share of the Series B preferred stock of Urigen shall be exchanged directly for the number of shares of Valentis common stock equal to five times the number of shares of Valentis common stock to be issued in the merger in exchange for each share of Urigen common stock, subject to cash payment in lieu of the issuance of fractional shares. As a result, Valentis anticipates that it will experience a change in control because Urigen stockholders will own approximately two-thirds of the outstanding common stock of Valentis immediately after the Merger, on a fully diluted basis.

The merger agreement also provides that if Valentis has less than $1.0 million in cash (including cash equivalents having immediate maturity net of any penalty) or less than $1.0 million in net worth at the closing of the merger, then, in addition to the shares issuable to Urigen stockholders as described above, Urigen stockholders will receive on a pro rata basis additional shares of Valentis common stock equal to the amount obtained by dividing (i) the difference between $1.0 million and Valentis’ actual cash (including cash equivalents having immediate maturity net of any penalty) or net worth as of the closing of the merger, whichever difference is greater, by (ii) $ 0.38, which was the weighted average price of Valentis’ common stock for the 30-day period immediately prior to the first public announcement of the merger.

For accounting purposes, Valentis is being viewed as a publicly-held shell company because it is expected to have $200,000 of cash and no other material assets or liabilities at the time of closing the proposed merger. In addition, Urigen security holders will own, after the proposed merger, approximately two-thirds of the combined company on a fully-diluted basis. Further, Urigen directors will constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company will be from Urigen. Therefore, Urigen will be deemed to be the acquiring company for accounting purposes. Based on the above and in accordance with accounting principles generally accepted in the United States, the proposed merger is considered to be a reverse acquisition and recapitalization. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

Valentis expects to incur an estimated total of approximately $1.1 million to $1.4 million of restructuring charges, of which $921,000 has been recorded as restructuring charges and paid as of March 31, 2007. The remaining unrecorded restructuring charges and unpaid amounts, which will be recorded and paid prior to the close of the merger, are not reflected in the pro forma financial statements as they do not arise as a result of the merger.

7

2.      Pro forma adjustments

(A)   To reflect the reclassification of certain of Valentis’ operating assets as Assets held for sale excluding cash and cash equivalents and interest and other receivables that to be assumed by Urigen at the close of the merger.

(B)   To reflect the reclassification of certain of Valentis’ operating liabilities as liabilities held for sale.

(C)   To reflect the accrual of estimated costs of $500,000 to be incurred after March 31, 2007 by Urigen and Valentis to consummate the merger. Merger costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(D)   To reflect the exchange of all outstanding shares of Urigen’s preferred stock, common stock and common stock subscribed for an estimated 50.8 million shares of Valentis’ common stock, par value of $0.001, which represents the total of (i) 48,739,636 shares of Valentis’ common stock that are expected to be issued to the stockholders of Urigen at the closing of the merger, which equals two times the expected number of Valentis’ fully diluted shares of Valentis’ common stock issued and outstanding immediately prior to the closing of the merger, and (ii) based on Valentis’ currently forecasted cash balance of $200,000 at the closing of the merger, additional approximately 2,105,263 shares of Valentis’ common stock that will be required to be issued to the stockholders of Urigen, which equals the amount obtained by dividing (a) the difference between $1.0 million and Valentis currently forecasted cash balance of $200,000 at the closing of the merger, by (b) $0.38, which was the weighted average price of Valentis’ common stock for the 30-day period immediately prior to the first public announcement of the merger.

(E)   To reflect the elimination of Valentis’ goodwill, accumulated comprehensive loss and accumulated deficit.

(F)   To reflect the elimination of operating results of Valentis, excluding costs related to being a public company, expenses related to two members of Valentis’ board of directors who will continue as directors of the merged company and the employment of those Valentis’ employees who are expected to be retained by the combined company, and interest income that relates to the cash and cash equivalents to be assumed by Urigen at the close of the merger, as such amounts will be presented as discontinued operations after the merger and Valentis is expected to be a public shell company at the date of merger.

(G)   Reflects the total of (i) 17,048,016 of Valentis’ historical weighted-average shares used in computing basic and diluted net loss per common share for the nine months ended March 31, 2007, (ii) 48,739,636 shares of Valentis’ common stock that are expected to be issued to the stockholders of Urigen at the closing of the merger, which equals two times the expected number of Valentis’ fully diluted shares of Valentis’ common stock issued and outstanding immediately prior to the closing of the merger, and (iii) based on Valentis’ currently forecasted cash balance of $200,000 at the closing of the merger, additional approximately 2,105,263 shares of Valentis’ common stock that will be required to be issued to the stockholders of Urigen, which equals the amount obtained by dividing (a) the difference between $1.0 million and Valentis currently forecasted cash balance of $200,000 at the closing of the merger, by (b) $0.38, which was the weighted average price of Valentis’ common stock for the 30 day period immediately prior to the first public announcement of the merger.

8

The pro forma financial statements do not reflect the effects of the proposed reverse stock split of Valentis’ common stock. Based on a possible range of 1:15 to 1:70, the expected impacts of the proposed reverse stock split of Valentis’ common stock on the pro forma adjusted basic and diluted net loss per common shares and the number of weighted-average share used in computing basic and diluted net loss per common share for the nine months ended March 31, 2007 are as follows (in thousands, except per share amounts):

	Pro forma as adjusted for the nine months ended	Adjustments for reverse stock split in the range of		Pro forma as adjusted for the nine months ended March 31, 2007 as adjusted for reverse stock split in the range of
	March 31, 2007	1:15	1:70	1:15	1:70
Net loss	$(2,763)	$—	$—	$(2,763)	$(2,763)
Basic and diluted net loss per common share	$(0.04)	$(0.57)	$(2.81)	$(0.61)	$(2.85)
Weighted-average shares used in computing basic and diluted net loss per common share	67,893	(63,367)	(66,923)	4,526	970

(H)   Reflects the total of (i) 15,453,127 of Valentis’ historical weighted-average shares used in computing basic and diluted net loss per common share for the year ended June 30, 2006 (ii) 48,739,636 shares of Valentis’ common stock that are expected to be issued to the stockholders of Urigen at the closing of the merger, which equals two times the expected number of Valentis’ fully diluted shares of Valentis’ common stock issued and outstanding immediately prior to the closing of the merger, and (iii) based on Valentis’ currently forecasted cash balance of $200,000 at the closing of the merger, additional approximately 2,105,263 shares of Valentis’ common stock that will be required to be issued to the stockholders of Urigen, which equals the amount obtained by dividing (a) the difference between $1.0 million and Valentis currently forecasted cash balance of $200,000 at the closing of the merger, by (b) $0.38, which was the weighted average price of Valentis’ common stock for the 30-day period immediately prior to the first public announcement of the merger.

The pro forma financial statements do not reflect the effects of the proposed reverse stock split of Valentis’ common stock. Based on a possible range of 1:15 to 1:70, the expected impacts of the proposed reverse stock split of Valentis’ common stock on the pro forma adjusted basic and diluted net loss per common shares and the number of weighted-average share used in computing basic and diluted net loss per common share for the year ended June 30, 2006 are as follows (in thousands except per share amounts):

	Pro forma as adjusted for the year ended	Adjustments for reverse stock split in the range of		Pro forma as adjusted for the year ended June 30, 2006 as adjusted for reverse stock split in the range of
	June 30, 2006	1:15	1:70	1:15	1:70
Net loss	$(2,506)	$—	$—	$(2,506)	$(2,506)
Basic and diluted net loss per common share	$(0.04)	$(0.53)	$(2.61)	$(0.57)	$(2.65)
Weighted-average shares used in computing basic and diluted net loss per common share	66,298	(61,878)	(65,351)	4,420	947

9

URIGEN HOLDINGS, INC.

Financial Statements for the Period from July 18, 2005 (date of inception) to June 30, 2006

and

Financial Statements for the Nine Months Ended March 31, 2007 and 2006

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Urigen Holdings, Inc.

We have audited the accompanying balance sheet of Urigen Holdings, Inc. (a development stage enterprise) as of June 30, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from July 18, 2005 (date of inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Urigen Holdings, Inc. as of June 30, 2006, and the results of its operations and its cash flows from July 18, 2005 (date of inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception and operating cash flow deficiencies, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to those matters also are described in Note 2. The financial statements do no include any adjustments that might result from the outcome of this uncertainty.

/s/ BURR, PILGER & MAYER LLP
Palo Alto, California
November 13, 2006, except for the last paragraph of Note 9 for which the date is January 5, 2007

URIGEN HOLDINGS, INC.
(a development stage enterprise)
BALANCE SHEET
June 30, 2006

ASSETS
Current assets:
Cash	$567,489
Due from stockholders	45,724
Other current asset	5,000
Total current assets	618,213
Fixed assets, net	4,056
Intangible assets, net	273,937
Total assets	$896,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$40,558
Accrued expenses	31,058
Due to related parties	245,839
Total current liabilities	317,455
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, no par value, 6,000,000 shares authorized, 4,356,898 shares issued and outstanding (Liquidation Preference: $1,892,292 at June 30, 2006)	1,892,292
Common stock, no par value, no maximum number of shares issuable, 15,342,600 shares issued and outstanding	206,783
Accumulated other comprehensive income	20,088
Deficit accumulated during the development stage	(1,540,412)
Total stockholders’ equity	578,751
Total liabilities and stockholders’ equity	$896,206

The accompanying notes are an integral part of these financial statements.

URIGEN HOLDINGS, INC.
(a development stage enterprise)
STATEMENT OF OPERATIONS
for the period from July 18, 2005 (date of inception) to June 30, 2006

Operating expenses:
Research and development	$784,254
General and administrative	657,884
Sales and marketing	11,412
Total operating expenses	1,453,550
Loss from operations	(1,453,550)
Other income and expense, net:
Interest income	8,247
Interest expense	(64,903)
Exchange loss	(30,206)
Total other income and expense, net	(86,862)
Net loss	$(1,540,412)

The accompanying notes are an integral part of these financial statements.

URIGEN HOLDINGS, INC.

(a development stage enterprise)

STATEMENT OF STOCKHOLDERS’ EQUITY

for the period from July 18, 2005 (date of inception) to June 30, 2006

	Series A Preferred Stock		Series A Preferred Stock Subscribed		Common Stock		Accumulated other comprehensive	Deficit accumulated during development	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	income	stage	equity
Common stock issued at $0.50 per share upon incorporation in July 2005					2	$1			$1
Preferred stock subscribed at $0.44085 per share in July 2005			100,000	$44,085					44,085
Preferred stock subscribed at $0.43875 per share in August 2005			150,000	65,813					65,813
Preferred stock subscribed at a range of $0.43875 to $0.43975 per share in September 2005			300,000	131,725					131,725
Preferred stock subscribed at a range of $0.43305 to $0.44085 per share in October 2005			308,856	135,054					135,054
Preferred stock subscribed at $0.43885 per share in November 2005			235,420	103,314					103,314
Common stock issued at $0.00005 per share to Urigen, Inc. shareholders in December 2005					11,999,998	559			559
Preferred stock subscribed at a range of $0.4339 to $0.4553 per share in December 2005			263,024	116,709					116,709
Common stock issued at $0.00005 per share to Urigen, Inc. shareholders in January 2006					1,750,000	88			88
Common stock issued at $0.43565 per share in lieu of rent payment in January 2006					4,200	1,830			1,830
Preferred stock subscribed at a range of $0.28205 to $0.4466 per share in January 2006			1,903,604	822,017					822,017
Preferred stock subscribed at a range of $0.43015 to $0.4354 per share in February 2006			410,186	178,286					178,286
Common stock issued at $0.4284 per share in lieu of rent payment in March 2006					4,200	1,798			1,798
Preferred stock subscribed at a range of $0.4284 to $0.44125 per share in March 2006			258,854	111,640					111,640
Common stock issued at $0.4279 per share pursuant to an exercise of a stock option in April 2006					20,000	8,558			8,558
Preferred stock subscribed at a range of $0.4301 to $0.44085 per share in April 2006			146,844	63,661					63,661
Common stock issued at $0.125 per share pursuant to a consulting agreement net of issuance cost of $2,926 in May 2006					840,000	102,074			102,074
Common stock issued at $0.125 per share pursuant to a licensing agreement in May 2006					720,000	90,000			90,000
Preferred stock subscribed at $0.45085 per share in May 2006			58,856	26,535					26,535
Common stock issued at $0.44655 per share in lieu of rent payment in June 2006					4,200	1,875			1,875
Preferred stock subscribed at a range of $0.44655 to $0.4525 per share in June 2006			221,254	99,430					99,430
Stock issuance costs in June 2006				(5,977)					(5,977)
Series A Preferred stock issued in June 2006	4,356,898	$1,892,292	(4,356,898)	(1,892,292)					—
Foreign currency adjustment							$20,088		20,088
Net loss								$(1,540,412)	$(1,540,412)
Total comprehensive loss									(1,520,324)
	4,356,898	$1,892,292	—	—	15,342,600	$206,783	$20,088	$(1,540,412)	$578,751

The accompanying notes are an integral part of these financial statements.

URIGEN HOLDINGS, INC.
(a development stage enterprise)
STATEMENT OF CASH FLOWS
for the period from July 18, 2005 (date of inception) to June 30, 2006

Cash flows from operating activities:
Net loss	$(1,540,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	4,700
Non-cash expenses: compensation, interest, rent, and other	247,044
Changes in operating assets and liabilities:
Accounts payable	40,558
Accrued expenses	31,058
Amounts due to related parties	245,839
Net cash used in operating activities	(971,213)
Cash flows from investing activities:
Purchases of fixed assets	(4,056)
Asset-based purchase, net of cash acquired, from Urigen, Inc.	470,000
Net cash provided by investing activities	465,944
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	1,002,135
Proceeds from exercise of stock options	8,558
Net cash provided by financing activities	1,010,693
Effect of exchange rate changes on cash	62,065
Net increase in cash	567,489
Cash, beginning of period	—
Cash, end of period	$567,489
Non-cash investing and financing activities:
Intangible assets acquired through issuance of common stock	$90,560
Non-cash portion related to asset-based purchase from Urigen, Inc.:
Assumption of notes payable subsequently converted to preferred stock	$255,000
Non-cash portion related to asset-based purchase from Urigen, Inc.:
Assumption of subscription agreements subsequently converted to preferred stock	$480,000
Amount due from stockholders for issuance of preferred stock	$45,724
Supplemental Cash Flow Information:
Cash paid for interest	$287

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

1.                 Nature of Operations and Business Risks

Urigen Holdings, Inc. (“the Company”), a Canadian incorporated company, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. The Company has five programs in development that are either in or positioned to enter Phase 2 clinical trials. The pipeline includes U101, for the treatment of Chronic Pelvic Pain (CPP); U102, targeting symptoms of CPP secondary to pelvic irradiation; U103, targeting dyspareunia; U301, targeting acute urethral discomfort; and U302, targeting urethritis. The Company was incorporated in British Columbia on July 18, 2005 (date of inception). The Company’s fiscal year end is December 31. On October 5, 2006, the Company changed its fiscal year end to June 30.

The Company is in the development stage and its programs are in the clinical trial phase, and therefore has not generated revenues from product sales to date. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period the Company will require additional funds, the availability of which can not be assured.

Consequently, the Company is subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty of the Company’s research and development efforts resulting in successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, the Company may require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

On October 4, 2006, the company redomesticated to Delaware and changed its name to Urigen N.A., Inc.

2.                 Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception through June 30, 2006, the Company has accumulated net losses of $1,540,412 and negative cash flows from operations of $971,213. Management expects to incur further losses for the foreseeable future. The Company expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company effected a 2-for-1 stock split of its common stock and Series A preferred stock on October 4, 2006 on the redomestication of the Company from British Columbia to Delaware. The financial statements have been adjusted retroactively to reflect a 2-for-1 stock split of the common stock and Series A preferred stock effected October 4, 2006.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of expenses during the reporting period, and amounts disclosed in the notes to the financial statements. Actual results could differ from those estimates.

Foreign Currency

The functional currency of the Company is the local currency (Canadian dollar). These financial statements and notes to the financial statements of the Company have been translated into U.S. dollars using period-end exchange rates for assets and liabilities, and monthly average exchange rates for expenses. Intangible assets and equity are translated at historical exchange rates. Translation gains and losses are deferred and recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

Transaction gains and losses that arise from exchange rate changes denominated in other than the local currency are included in other expenses in the statement of operations and are not considered material for the period presented.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash, due from stockholders, accounts payable, accrued expenses, and due to related parties approximate fair value due to their short maturities.

Cash Concentration

At June 30, 2006, the Company had $574,567 (in US dollars) in bank balances at a single Canadian financial institution in excess of the Canada Deposit Insurance Corporation coverage limit of 100,000 Canadian dollars.

Intangible Assets

Intangible assets include the intellectual property and other patented rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on the Company’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles). The intangible assets were recorded based on their estimated fair value and are being amortized using the straight-line method over the estimated useful life of 20 years, which is the contractual life of the intellectual property patents.

Impairment of Long-Lived Assets

The Company regularly evaluates its business for potential indicators of impairment of intangible assets. The Company’s judgments regarding the existence of impairment indicators are based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. Future events could cause the Company to conclude that impairment indicators exist and that intangible assets are impaired. The Company currently operates in one reportable segment, which is also the only reporting unit for the purposes of impairment analysis.

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the balance sheet method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Research and development expenses include clinical trial costs, outside consultants and contractors, and insurance for the Company’s research and development activities. The Company recognizes such costs as they are incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. The components of other comprehensive income (loss) consists of net loss and foreign currency translation adjustments. Comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the accompanying statement of stockholders’ equity.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the Company records stock and options granted at fair value of the consideration received or the fair value of the equity investments issued as they vest over a performance period.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the potential impact that the adoption of SFAS No. 157 will have on its financial statements.

3.                 Intangible Assets and Related Agreement Commitments/ Contingencies

In January 2006, the Company entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, the Company entered into a license agreement with a University for certain patent rights.

The agreement with the University was for a license previously licensed to Urigen, Inc. In exchange for this license, the Company issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of June 30, 2006, $25,000 of milestone payments have been incurred. The Company is also required to make royalty payments of 1.5-3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

The Company’s agreement with Urigen, Inc. included an assignment of a patent application and intellectual property rights associated therein, and the transfer of other assets and liabilities of Urigen, Inc., resulting in the recognition of intangible assets, as follows:

Cash	$350,000
Receivable from Urigen, Inc. (collected during the period ended June 30, 2006)	120,000
Expenses paid on behalf of the Company	76,923
Convertible debt	(255,000)
Subscription agreements for preferred shares	(480,000)
Other	(560)
Net intangible assets acquired	$188,637

In May 2006, the Company entered into a license agreement with Kalium, Inc., for patent rights and technology relating to suppositories for use in the genitourinary or gastrointestinal system and for the development and utilization of this technology to commercialize products. Under the terms of the agreement, the Company issued common stock in the amount of 720,000 shares (with an estimated fair value of $90,000) and shall pay Kalium royalties based on percentages of 2.0-4.5% of net sales of licensed products during the defined term of the agreement. The Company also is required to make milestone payments (based on achievement of certain events related to FDA approval) of up to $457,500. Milestone payments may be made in cash or common stock, at the Company’s discretion. Kalium shall have the right to terminate rights under this license agreement or convert the license to non-exclusive rights if the Company fails to meet certain milestones over the next three years.

The summary of intangible assets acquired and related accumulated amortization as of June 30, 2006 is as follows:

Patent and intellectual property rights	$278,637
Less: Accumulated amortization	(4,700)
Intangible assets, net	$273,937

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the assets, with a weighted average amortization period of 20 years. The Company reported amortization expense on purchased intangible assets of $4,700 for the period ended June 30, 2006, which is included in general and administrative expense in the accompanying statement of operations. Future estimated amortization expense is as follows:

July 1, 2006 - June 30, 2007	$14,428
July 1, 2007 - June 30, 2008	14,428
July 1, 2008 - June 30, 2009	14,428
July 1, 2009 - June 30, 2010	14,428
July 1, 2010 - June 30, 2011	14,428
Thereafter	201,797
$273,937

As of June 30, 2006, the company had no intangible assets that are not subject to amortization. In addition, for our intangible assets subject to amortization, there is no significant residual value.

4.                 Income Taxes

There is no provision for income taxes because the Company has incurred operating losses to date. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows as of June 30, 2006:

Deferred tax assets (liabilities):
Federal and state net operating losses	$522,581
Purchased intangible	1,604
Total deferred tax assets	524,185
Less valuation allowance	(524,185)
Net deferred tax assets	$—

As of June 30, 2006, the Company had a net operating loss carryforward for British Columbia income tax purposes of approximately $1.5 million which expires in 2016.

Utilization of the Company’s net operating loss carryforward may be subject to substantial limitations due to the redomestication of the Company from Canada to Delaware subsequent to June 30, 2006.

5.                 Common Stock

Issuance of Common Stock

In July 2005, the Company issued 2 shares of common stock at $0.50 per share upon incorporation.

In December 2005, the Company issued 11,999,998 shares inclusive of 818,646 shares issued that are mentioned in Note 3 of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $559.

In January 2006, the Company issued 1,750,000 shares of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $88. Also, 4,200 shares of common stock were issued at $0.43565 per share for aggregate proceeds of $1,830 in lieu of rent payment.

In March 2006, the Company issued 4,200 shares of common stock at $0.4284 per share for aggregate proceeds of $1,798 in lieu of rent payment.

In April 2006, the Company issued 20,000 shares of common stock at $0.4279 per share for aggregate proceeds of $8,558 pursuant to an exercise of a stock option.

In May 2006, the Company issued 840,000 shares of common stock at $0.125 per share, net of issuance costs of $2,926, pursuant to a consulting agreement. The Company also issued 720,000 shares of common stock at $0.125 per share pursuant to a licensing agreement.

In June 2006, the Company issued 4,200 shares of common stock at $0.44655 per share for aggregate proceeds of $1,875 in lieu of rent payment.

Stock Option Plan

The Company has a stock option plan under which options can be granted to directors, officers, employees, and consultants at an exercise price determined by the Board of Directors. Options generally vest as specified in the underlying option agreement with each party and generally have a term of 10 years. 2,000,000 shares have been authorized for granting under this plan. As of June 30, 2006, option activity and outstanding options have not been significant to date.

Common Stock Trust

The Company has an incentive common stock trust under which shares can be purchased by individuals authorized by the Board of Directors. 2,000,000 shares have been authorized for issuance under this plan. As of June 30, 2006, 945,000 shares have been issued under this plan to consultants in lieu of compensation for services.

6.                 Series A Convertible Preferred Stock

In the period ended June 30, 2006, the Company issued 4,356,898 shares of Series A convertible preferred stock (“Series A”) at 0.50 Canadian dollar (“CAD”) per share resulting in gross aggregate proceeds of $1,898,000 U.S. dollars. Issuance costs of $5,977 were incurred as part of the issuance.

The significant rights and privileges of Series A are as follows:

•
Each share of Series A is convertible into one share of common stock at the option of the holder (subject to adjustments for events of dilution) and has the same voting rights as the number of common shares into which it is convertible. Shares will automatically be converted upon the earlier of: (i) immediately prior to the closing of a Qualified IPO; and (ii) the date specified by written consent of agreement of the holders of not less than two-thirds (66 2/3%) of the then outstanding Series A Preferred Shares.

•	If and when declared by the Board of Directors, the holders of Series A are entitled to receive noncumulative dividends. No dividends have been declared or paid as of June 30, 2006.

•
In the event of liquidation, dissolution or winding up of the Company, the holders of Series A then outstanding shall be paid out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, an amount equal to 0.50 CAD per share, plus an amount equal to all declared but unpaid dividends on each share.

In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”), either voluntary or involuntary, the Series A stockholders shall be entitled to receive pari passu with any stockholders of other preferred shares, out of the assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the original purchase price of Series A preferred stock plus an amount equal to all declared and unpaid dividends thereon (the “Liquidation Preference”), if any, to the date that payment is made, before any payment shall be made or any assets distributed to the stockholders of common shares or any other class of shares of the Company. If upon the liquidation, dissolution or winding up of the affairs of the Company, the assets to be distributed among the stockholders of preferred shares are insufficient to permit the payment to such stockholders of the full amounts to be distributed to them, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the preferred shares, pari passu, in proportion to the full preferential amount each such stockholder is otherwise entitled to receive.

In July 2005, the Company received a payment for 100,000 shares of subscribed Series A preferred stock at $0.44085 per share for aggregate proceeds of $44,085. The Series A preferred stock was issued in June 2006.

In August 2005, the Company received a payment for 150,000 shares of subscribed Series A preferred stock at $0.43875 per share for aggregate proceeds of $65,813. The Series A preferred stock was issued in June 2006.

In September 2005, the Company received payment for 300,000 shares of subscribed Series A preferred stock at a range of $0.43875 to $0.43975 per share for aggregate proceeds of $131,725. The Series A preferred stock was issued in June 2006.

In October 2005, the Company received payment for 308,856 shares of subscribed Series A preferred stock at a range of $0.43305 to $0.44085 per share for aggregate proceeds of $135,054. The Series A preferred stock was issued in June 2006.

In November 2005, the Company received payment for 235,420 shares of subscribed Series A preferred stock at $0.43855 per share for aggregate proceeds of $103,314. The Series A preferred stock was issued in June 2006.

In December 2005, the Company received payment for 263,024 shares of subscribed Series A preferred stock at a range of $0.4339 to $0.4553 per share for aggregate proceeds of $116,709. The Series A preferred stock was issued in June 2006.

In January 2006, the Company received payment for or converted then outstanding notes into 1,903,604 shares of subscribed Series A preferred stock at a range of $0.28205 to $0.4466 per share for aggregate proceeds of $822,017. The Series A preferred stock was issued in June 2006. The convertible notes (acquired from an asset-based purchase discussed in Note 3) had a provision that upon conversion into stock, a 20-35% discount (as stated in individual note agreements) would apply. The beneficial conversion rate amount of $65,000 has been recognized as interest expense in the accompanying statement of operations.

In February 2006, the Company received payment for 410,186 shares of subscribed Series A preferred stock at a range of $0.43015 to $0.4354 per share for aggregate proceeds of $178,286. The Series A preferred stock was issued in June 2006.

In March 2006, the Company received payment for 258,854 shares of subscribed Series A preferred stock at a range of $0.4284 to $0.44125 per share for aggregate proceeds of $111,640. The Series A preferred stock was issued in June 2006.

In April 2006, the Company received payment for 146,844 shares of subscribed Series A preferred stock at a range of $0.4301 to $0.44085 per share for aggregate proceeds of $63,661. The Series A preferred stock was issued in June 2006.

In May 2006, the Company received payment for 58,856 shares of subscribed Series A preferred stock at $0.45085 per share for aggregate proceeds of $26,535. The Series A preferred stock was issued in June 2006.

In June 2006, the Company received payment or subscription agreements for 221,254 shares of subscribed Series A preferred stock at a range of $0.44655 to $0.4525 per share for aggregate proceeds of $99,430. The Series A preferred stock was issued later in June 2006. Payments for $45,724 in stockholder receivables were received subsequent to June 30, 2006.

7.                 Related Party Transactions

In January 2006, the Company entered into an agreement with Urigen, Inc., a related party entity by stockholders in common with Urigen Holdings, Inc. As discussed in Note 3, Urigen, Inc. transferred certain assets to Urigen Holdings, Inc. in exchange for the Company’s assumption of certain liabilities and subscription agreements. As of June 30, 2006, no amounts were due to or from the Company.

As of June 30, 2006, the Company is paying a fee of $1,500 per month to EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, President and CEO of the Company. Mr. Garner owns 7,762,706 shares of common stock. The fees are for rent, telephone and other office services which are based on estimated fair market value. Mr. Garner also received payment for services provided as a consultant to the Company. As of June 30, 2006, Mr. Garner and EGB Advisors, LLC were owed $31,313, collectively. From the inception of the Company to June 30, 2006, the Company has paid $59,398 to these related parties.

Several stockholders provided consulting services and were paid $189,161 for those services from the inception of the Company to June 30, 2006. These stockholders cumulatively own 5,223,816 shares of common stock and 38,110 shares of Series A. As of June 30, 2006, $16,401 is payable to these consultants.

As of June 30, 2006, the Company’s legal counsel in Canada, of which two members are stockholders of 300,000 common shares and 70,000 preferred shares of Series A, was owed $70,252. From the inception of the Company to June 30, 2006, the Company paid $42,366 for legal expenses to the related party stockholders’ company.

As of June 30, 2006, the Company’s legal counsel, of which a member is a stockholder of 504,832 common shares, was owed $92,873. From the inception of the Company to June 30, 2006, the Company paid $20,000 for legal expenses to the related party stockholder’s company.

As of June 30, 2006, the licensors of the Company’s patent licenses, and stockholders of 1,538,646 shares of common stock, were owed $35,000.

8.                 Contingencies

Indemnification

Under certain patent agreements, the Company has agreed to indemnify the licensors of the patented rights and technology against any liabilities or damages arising out of the development, manufacture, or sale of the licensed asset.

9.                 Subsequent Events

On October 1, 2006, at a special meeting of stockholders, the stockholders voted for the continuation of the Company from a British Columbia corporation to a State of Delaware corporation. Management and the Board of Directors of the Company concluded that continuation and re-incorporation of the Company as a Delaware company is in the best interests of the Company and its stockholders. In addition, the stockholders approved the following changes:

•	To reduce the number of authorized common shares from unlimited to 20,000,000 and of preferred shares from unlimited to 6,000,000, of which 5,000,000 shares are authorized for Series A.

•       To establish a stated par value of $0.00001.

•       Upon redomestication to the U.S., all existing stockholders will receive 2 shares for every outstanding share of common and preferred stock.

The reasons for the transaction were:

•
The Company originally relocated from California to Canada to take advantage of certain tax and other governmental benefits. As of the date of the special meeting of stockholders, the Company had not received, and was not likely to receive, such benefits.

•
Redomestication of the Company was expected to facilitate potential business transactions, including potential future financings, mergers, acquisitions or dispositions. Such alternatives included a merger with a publicly traded U.S. corporation. The Company entered into a non-binding letter of intent for a possible merger with a U.S. public corporation, which is in the process of liquidating its discontinued operations and which is expected to have certain remaining cash assets.

On October 4, 2006, in accordance with the vote of the stockholders, the Company redomesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 5, 2006, the Company announced the signing of a merger agreement (the “Merger”) with Valentis, Inc. (NASDAQ:VLTS). Under the terms of the agreement, the stockholders of the Company will receive two shares for each outstanding common share of Valentis, Inc. immediately after the merger on a fully diluted basis.

On October 19, 2006, the Company received an additional investment of $115,000 in Series A preferred stock from four of its current investors.

On November 17, 2006, the Company entered into an unsecured promissory note with a director of the Company, in the amount of $200,000. Under the terms of the note, the Company is to pay interest at a rate per annum computed on the basis of a 360-day year equal to 12% simple interest. The foregoing amount is due and payable on the earlier of (i) forty-five (45) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 5, 2006, between the Company and Valentis, Inc., or (ii) two (2) calendar years from the note issuance date (in either case, the “Due Date”). Also, the Company agreed to issue 1,000 shares of Series B Preferred Stock, par value $0.00001 per share.

On November 17, 2006, the Company received an investment of $250,000 in Series B Preferred Stock, par value $0.00001 per share. The investment was made at $2.50 per share.

On January 5, 2007, the Company entered into an unsecured promissory note with a related party in the amount of $100,000. Under the terms of the note, the Company is to pay interest at a rate of 12% per annum until paid in full, with interest compounded as additional principal on a monthly basis if said interest is not paid in full by the end of each month. Interest shall be computed on the basis of a 360 day year. All amounts owed by borrower to Lender hereunder are due and payable by Borrower at its option, without notice or demand, on the earlier of (i) ninety (90) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Valentis Holdings, Inc. and Urigen N.A. Inc.) or the consummation of any other business combination or similar transaction that results in a change of control (as defined in the note agreement) of the Borrower, (ii) the occurrence of an Event of Default, or (iii) the second anniversary of the date hereof (in each case, the “Due Date”). Also, the Company agreed to issue 500 shares of Series B Preferred Stock, par value $0.00001 per share.

UNAUDITED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS
ENDED MARCH 31, 2007
URIGEN N.A., INC.
(a development stage enterprise)
BALANCE SHEETS
March 31, 2007 and June 30, 2006
Unaudited

	March 31, 2007	June 30, 2006
ASSETS
Current assets:
Cash	$264,954	$567,489
Due from Employee	30	—
Due from stockholders	—	45,724
Prepaid expenses	17,989	—
Other current assets	—	5,000
Total current assets	282,973	618,213
Fixed assets, net	6,909	4,056
Intangible assets, net	263,116	273,937
Total assets	$552,998	$896,206
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$300,000	$—
Account payable	461,778	40,558
Accrued expenses	250,932	31,058
Due to related parties	186,246	245,839
Total current liabilities	1,198,956	317,455
Commitments and Contingencies
Stockholders’ equity (deficit):
Series A convertible preferred stock, par value $0.00001, 5,000,000 shares authorized, 4,358,938 and 4,356,898 shares issued and outstanding at March 31, 2007 and June 30, 2006 respectively	1,892,292	1,892,292
Series B convertible preferred stock, par value $0.00001, 1,000,000 shares authorized, 271,700 shares issued and outstanding at March 31, 2007	604,250	—
Common stock, par value $0.00001, no maximum number of shares issuable, 15,506,490 and 15,342,600 shares issued and outstanding at March 31, 2007 and June 30, 2006 respectively	155	206,783
Paid in capital in excess of par	247,616	—
Stock subscribed	237,500	—
Accumulated other comprehensive income	17,895	20,088
Deficit accumulated during the development stage	(3,645,666)	(1,540,412)
Total stockholders’ equity (deficit)	(645,958)	578,751
Total liabilities and stockholders’ equity (deficit)	$552,998	$896,206

URIGEN N.A., INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS
for the nine months ended March 31, 2007 and for the period from July 18, 2005 (date of inception) to March 31, 2006 and for the period from July 18, 2005 (date of inception) to March 31, 2007
Unaudited

	Nine Months Ended March 31, 2007	Period from July 18, 2005 (date of inception) to March 31, 2006	Cumulative period from July l8, 2005 (date of inception) to March 31, 2007
Operating expenses:
Research and development	$682,637	$478,131	$1,466,891
General and administrative	1,138,702	260,991	1,796,586
Sales and marketing	293,717	114	305,129
Total operating expenses	2,115,056	739,236	3,568,606
Loss from operations	(2,115,056)	(739,236)	(3,568,606)
Other income and expense, net:
Interest income	12,343	3,017	20,590
Interest expense	(2,541)	(26)	(67,444)
Exchange gain (loss)	—	592	(30,206)
Total other income (expense), net	9,802	3,583	(77,060)
Net loss	$(2,105,254)	$(735,653)	$(3,645,666)

URIGEN N.A., INC.
(a development stage enterprise)
STATEMENTS OF CASH FLOWS
for the nine months ended March 31, 2007 and the period from July 18, 2005 (date of inception) to March 31, 2006 and for the period from July 18, 2005 (date of inception) to March 31, 2007
Unaudited

	Nine Months Ended March 31, 2007	Period from July 18, 2005 (date of inception) to March 31, 2006	Cumulative period from July l8, 2005 (date of inception) to March 31, 2007
Cash flows from operating activities:
Net loss	$(2,105,254)	$(735,653)	$(3,645,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	2,243	—	2,243
Amortization of intangible assets	10,821	—	15,521
Non-cash expenses: compensation, interest, rent, and other	388,011	1,158	635,055
Changes in operating assets and liabilities:
Due from employee	(30)	—	(30)
Due from Urigen, Inc.	—	(120,000)	—
Prepaid expenses	(17,989)	—	(17,989)
Accounts payable	421,221	120,857	461,779
Accrued expenses	219,874	—	250,932
Amounts due to related parties	(59,594)	50,950	186,245
Net cash used in operating activities	(1,140,697)	(682,688)	(2,111,910)
Cash flows from investing activities:
Purchases of fixed assets	(5,096)	(2,409)	(9,152)
Asset-based purchase, net of cash acquired, from Urigen, Inc.	—	470,000	470,000
Net cash (used in) provided by investing activities	(5,096)	467,591	460,848
Cash flows from financing activities:
Proceeds from note payable	300,000	—	300,000
Proceeds from issuance of Series A preferred stock, net of issuance costs	—	—	1,002,135
Proceeds from issuance of Series B preferred stock	450,000	—	450,000
Proceeds from issuance of Series A stock subscribed	—	930,696	—
Proceeds from issuance of Series B stock subscribed	93,200	—	93,200
Proceeds from issuance of common stock	—	648	—
Proceeds from exercise of stock options and common stock subscribed	2,251	—	10,809
Net cash provided by financing activities	845,451	931,344	1,856,144
Effect of exchange rate changes on cash	(2,193)		59,872
Net (decrease) increase in cash	(302,535)	716,247	264,954
Cash, beginning of period	567,489	—	—
Cash, end of period	$264,954	$716,247	$264,954

1.                 Nature of Operations and Business Risks

Urigen N.A., Inc. (“the Company”), a Delaware incorporated company, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. The Company has five programs in development that are either in or positioned to enter Phase 2 clinical trials. The pipeline includes URG101, for the treatment of Chronic Pelvic Pain (CPP); URG102, targeting symptoms of CPP secondary to pelvic irradiation; URG103, targeting dyspareunia; URG301, targeting acute urethral discomfort; and URG302, targeting urethritis. The Company was originally incorporated in British Columbia on July 18, 2005 (date of inception) as Urigen Holdings, Inc and on October 4, 2006, in accordance with the vote of the stockholders, the company redomesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 1, 2006, at a special meeting of stockholders, the stockholders voted for the continuation of the Company from a British Columbia corporation to a State of Delaware corporation. Management and the Board of Directors of the Company concluded that continuation and re-incorporation of the Company as a Delaware company is in the best interests of the Company and its stockholders. In addition, the stockholders approved the following changes:

•       To reduce the number of authorized common shares from unlimited to 20,000,000 and authorized 5,000,000 of preferred shares for Series A.

•       To establish a stated par value of $0.00001.

•       Upon redomestication to the U.S., all existing stockholders will receive 2 shares for every outstanding share of common and preferred stock.

On October 4, 2006, in accordance with the vote of the stockholders, the Company redomesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 5, 2006, the Company announced the signing of a merger agreement (the “Merger”) with Valentis, Inc. (NASDAQ:VLTS). Under the terms of the agreement, the stockholders of the Company will receive two shares for each outstanding common share of Valentis, Inc. immediately after the merger on a fully diluted basis.

The Company’s fiscal year end is June 30.

The Company is in the development stage and its programs are in the clinical trial phase, and therefore has not generated revenues from product sales to date. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period the Company will require additional funds, the availability of which can not be assured.

Consequently, the Company is subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty of the Company’s research and development efforts resulting in successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, the Company may require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

2.                 Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal

2.   Summary of Significant Accounting Policies (Continued)

course of business. Since inception through March 31, 2007, the Company has accumulated net losses of $3,645,666 and negative cash flows from operations of $2,111,910. Management expects to incur further losses for the foreseeable future. The Company expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company effected a 2-for-1 stock split of its common stock and Series A preferred stock on October 4, 2006 on the redomestication of the Company from British Columbia to Delaware. The financial statements have been adjusted retroactively to reflect a 2 for 1 stock split of the common stock effected October 4, 2006.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of expenses during the reporting period, and amounts disclosed in the notes to the financial statements. Actual results could differ from those estimates.

Foreign Currency

The functional currency of the Company until October 4, 2006 was the local currency (Canadian dollar). Starting on October 5, 2006, the local currency is U.S. dollars. The transactions through October 4, 2006 in these financial statements and notes to the financial statements of the Company have been translated into U.S. dollars using period-end exchange rates for assets and liabilities, and monthly average exchange rates for expenses. Intangible assets and equity are translated at historical exchange rates. Translation gains and losses are deferred and recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

Transaction gains and losses that arise from exchange rate changes denominated in other than the local currency are included in other expenses in the statement of operations and are not considered material for the period presented.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash, due from stockholders, prepaid expenses, notes payable, accounts payable, accrued expenses, and due to related parties approximate fair value due to their short maturities.

Cash Concentration

At March 31, 2007, the Company had $264,954 in bank balances at a single U.S. financial institution in excess of the Federal Deposit Insurance Corporation coverage limit of $100,000.

2.   Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets include the intellectual property and other patented rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on the Company’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles). The intangible assets were recorded based on their estimated fair value and are being amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

Impairment of Long-Lived Assets

The Company regularly evaluates its business for potential indicators of impairment of intangible assets. The Company’s judgments regarding the existence of impairment indicators are based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. Future events could cause the Company to conclude that impairment indicators exist and that intangible assets are impaired. The Company currently operates in one reportable segment, which is also the only reporting unit for the purposes of impairment analysis.

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the balance sheet method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Research and development expenses include clinical trial costs, outside consultants and contractors, and insurance for the Company’s research and development activities. The Company recognizes such costs as they are incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. The components of other comprehensive income (loss) consists of net loss and foreign currency translation adjustments. Comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the accompanying statement of stockholders’ equity.

2.   Summary of Significant Accounting Policies (Continued)

	Nine Months Ended March 31, 2007	Period from July 18, 2005 (date of inception) to March 31, 2006
Net loss	$(2,105,254)	$(735,653)
Foreign currency translation adjustments, net of tax	(2,193)	—
Comprehensive loss	$(2,107,477)	$(735,653)

Stock-Based Compensation

    The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the Company records stock and options granted at fair value of the consideration received or the fair value of the equity investments issued as they vest over a performance period.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim-period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the potential impact that the adoption of SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”). SFAS 159 provides entities with the option to report selected financial assets and liabilities at fair value. Business entities adopting SFAS 159 will report unrealized gains and losses in earnings at each subsequent reporting date on items for which fair value option has been elected. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires additional information that will help investors and other financial statement users to understand the effect of an entity’s choice to use fair value on its earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company is currently assessing the impact that the adoption of SFAS 159 may have on our financial position, results of operations or cash flows.

3.                 Intangible Assets and Related Agreement Commitments/ Contingencies

In January 2006, the Company entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, the Company entered into a license agreement with a University for certain patent rights.

The agreement with the University was for a license previously licensed to Urigen, Inc. In exchange for this license, the Company issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of June 30, 2006, $25,000 of milestone payments have been incurred. The Company is also required to make royalty payments of 1.5 -3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

The Company’s agreement with Urigen, Inc. included an assignment of a patent application and intellectual property rights associated therein, and the transfer of other assets and liabilities of Urigen, Inc., resulting in the recognition of intangible assets, as follows:

Cash	$350,000
Receivable from Urigen, Inc. (collected during the period ended June 30, 2006)	120,000
Expenses paid on behalf of the Company	76,923
Convertible debt	(255,000)
Subscription agreements for preferred shares	(480,000)
Other	(560)
Net intangible assets acquired	$188,637

In May 2006, the Company entered into a license agreement with Kalium, Inc., for patent rights and technology relating to suppositories for use in the genitourinary or gastrointestinal system and for the development and utilization of this technology to commercialize products. Under the terms of the agreement, the Company issued common stock in the amount of 720,000 shares (with an estimated fair value of $90,000) and shall pay Kalium royalties based on percentages of 2.0-4.5% of net sales of licensed products during the defined term of the agreement. The Company also is required to make milestone payments (based on achievement of certain events related to FDA approval) of up to $457,500. Milestone payments may be made in cash or common stock, at the Company’s discretion. Kalium shall have the right to terminate rights under this license agreement or convert the license to non-exclusive rights if the Company fails to meet certain milestones over the next three years.

The summary of intangible assets acquired and related accumulated amortization as of March 31, 2007 is as follows:

Patent and intellectual property rights	$278,637
Less: Accumulated amortization	(15,521)
Intangible assets, net	$263,116

3.   Intangible Assets and Related Agreement Commitments/ Contingencies (Continued)

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the assets, with a weighted average amortization period of 20 years. The Company reported amortization expense on purchased intangible assets of $10,821 for the nine month period ended March 31, 2007, which is included in general and administrative expense in the accompanying statement of operations. Future estimated amortization expense is as follows:

April 1, 2007 - March 31, 2008	$14,428
April 1, 2008 - March 31, 2009	14,428
April 1, 2009 - March 31, 2010	14,428
April 1, 2010 - March 31, 2011	14,428
April 1, 2011 - March 31, 2012	14,428
Thereafter	190,976
$263,116

4.                 Notes Payable

On November 17, 2006, the Company entered into an unsecured promissory note with a director of the Company, in the amount of $200,000. Under the terms of the note, the Company is to pay interest at a rate per annum computed on the basis of a 360-day year equal to 12% simple interest. The foregoing amount is due and payable on the earlier of (i) forty-five (45) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 5, 2006, between the Company and Valentis, Inc., or (ii) two (2) calendar years from the note issuance date (in either case, the “Due Date”). Also, the Company agreed to issue 1,000 shares of Series B Preferred Stock, par value $0.00001 per share.

On January 5, 2007, the Company entered into an unsecured promissory note with a related party in the amount of $100,000. Under the terms of the note, the Company is to pay interest at a rate of 12% per annum until paid in full, with interest compounded as additional principal on a monthly basis if said interest is not paid in full by the end of each month. Interest shall be computed on the basis of a 360 day year. All amounts owed by borrower to Lender hereunder are due and payable by Borrower at its option, without notice or demand, on the earlier of (i) ninety (90) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Valentis Holdings, Inc. and Urigen N.A. Inc.) or the consummation of any other business combination or similar transaction that results in a change of control (as defined in the note agreement) of the Borrower, (ii) the occurrence of an Event of Default, or (iii) the second anniversary of the date hereof (in each case, the “Due Date”). Also, the Company agreed to issue 500 shares of Series B Preferred Stock, par value $0.00001 per share.

5.                 Common Stock

Issuance of Common Stock

In July 2005, the Company issued 2 shares of common stock at $0.50 per share upon incorporation.

In December 2005, the Company issued 11,999,998 shares of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $559.

In January 2006, the Company issued 1,750,000 shares of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $88. Also, 4,200 shares of common stock were issued at $0.43565 per share for aggregate proceeds of $1,830 in lieu of rent payment.

In March 2006, the Company issued 4,200 shares of common stock at $0.4284 per share for aggregate proceeds of $1,798 in lieu of rent payment.

5.   Common Stock (Continued)

In April 2006, the Company issued 20,000 shares of common stock at $0.4279 per share for aggregate proceeds of $8,558 pursuant to an exercise of a stock option.

In May 2006, the Company issued 840,000 shares of common stock at $0.125 per share, net of issuance costs of $2,926, pursuant to a consulting agreement. The Company also issued 720,000 shares of common stock at $0.125 per share pursuant to a licensing agreement.

In June 2006, the Company issued 4,200 shares of common stock at $0.44655 per share for aggregate proceeds of $1,875 in lieu of rent payment.

In August 2006, the Company issued 50,000 shares of common stock at $0.125 per share for an aggregate proceeds of $6,250 pursuant to a consulting agreement. The Company also received payment for 15,000 shares of subscribed common stock at $0.4501 per share for an aggregate proceeds of $6,752. In September 2006, 10,000 shares of common stock were issued.

In September 2006, the Company issued 49,690 shares of common stock at a range of $0.44355 to $0.4466 per share for an aggregate proceeds of $22,102 in lieu of consulting payments. The Company also issued 50,000 shares of common stock at $0.125 per share for an aggregate proceeds of $6,250 pursuant to a consulting agreement. The Company also issued 4,200 shares of common stock at $0.4488 per share for an aggregate proceeds of $1,885 in lieu of rent payment.

Stock Option Plan

The Company has a stock option plan under which options can be granted to directors, officers, employees, and consultants at an exercise price determined by the Board of Directors. Options generally vest as specified in the underlying option agreement with each party and generally have a term of 10 years. 2,000,000 shares have been authorized for granting under this plan. As of March 31, 2007, option activity and outstanding options have not been significant to date.

Common Stock Trust

The Company has an incentive common stock trust under which shares can be purchased by individuals authorized by the Board of Directors. 2,000,000 shares have been authorized for issuance under this plan. As of March 31, 2007, 1,990,000 shares have been issued under this plan to consultants in lieu of compensation for services.

6.                 Series A Convertible Preferred Stock

From July 18, 2005 (date of inception) to March 31, 2007, the Company issued 4,358,938 shares of Series A convertible preferred stock (“Series A”) at 0.50 Canadian dollar (“CAD”) per share resulting in gross aggregate proceeds of $1,898,000 U.S. dollars. Issuance costs of $5,708 were incurred as part of the issuance.

The significant rights and privileges of Series A are as follows:

•
Each share of Series A is convertible into one share of common stock at the option of the holder (subject to adjustments for events of dilution) and has the same voting rights as the number of common shares into which it is convertible. Shares will automatically be converted upon the earlier of: (i) immediately prior to the closing of a Qualified IPO; and (ii) the date specified by written consent of agreement of the holders of not less than two-thirds (662/3%) of the then outstanding Series A Preferred Shares.

6.   Series A Convertible Preferred Stock (Continued)

•	If and when declared by the Board of Directors, the holders of Series A are entitled to receive noncumulative dividends. No dividends have been declared or paid as of March 31, 2007.

•
In the event of liquidation, dissolution or winding up of the Company, the holders of Series A then outstanding shall be paid out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, an amount equal to 0.50 CAD per share, plus an amount equal to all declared but unpaid dividends on each share.

In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”), either voluntary or involuntary, the Series A stockholders shall be entitled to receive pari passu with any stockholders of other preferred shares, out of the assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the original purchase price of Series A preferred stock plus an amount equal to all declared and unpaid dividends thereon (the “Liquidation Preference”), if any, to the date that payment is made, before any payment shall be made or any assets distributed to the stockholders of common shares or any other class of shares of the Company. If upon the liquidation, dissolution or winding up of the affairs of the Company, the assets to be distributed among the stockholders of preferred shares are insufficient to permit the payment to such stockholders of the full amounts to be distributed to them, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the preferred shares, pari passu, in proportion to the full preferential amount each such stockholder is otherwise entitled to receive.

In July 2005, the Company received a payment for 100,000 shares of subscribed Series A preferred stock at $0.44085 per share for aggregate proceeds of $44,085. The Series A preferred stock was issued in June 2006.

In August 2005, the Company received a payment for 150,000 shares of subscribed Series A preferred stock at $0.43875 per share for aggregate proceeds of $65,813. The Series A preferred stock was issued in June 2006.

In September 2005, the Company received payment for 300,000 shares of subscribed Series A preferred stock at a range of $0.43875 to $0.43975 per share for aggregate proceeds of $131,725. The Series A preferred stock was issued in June 2006.

In October 2005, the Company received payment for 308,856 shares of subscribed Series A preferred stock at a range of $0.43305 to $0.44085 per share for aggregate proceeds of $135,054. The Series A preferred stock was issued in June 2006.

In November 2005, the Company received payment for 235,420 shares of subscribed Series A preferred stock at $0.43855 per share for aggregate proceeds of $103,314. The Series A preferred stock was issued in June 2006.

In December 2005, the Company received payment for 263,024 shares of subscribed Series A preferred stock at a range of $0.4339 to $0.4553 per share for aggregate proceeds of $116,709. The Series A preferred stock was issued in June 2006.

In January 2006, the Company received payment for or converted then outstanding notes into 1,903,604 shares of subscribed Series A preferred stock at a range of $0.28205 to $0.4466 per share for aggregate proceeds of $822,017. The Series A preferred stock was issued in June 2006. The convertible notes (acquired from an asset-based purchase discussed in Note 3) had a provision that upon conversion into stock, a 20-35% discount (as stated in individual note agreements) would apply. The beneficial conversion rate amount of $65,000 has been recognized as interest expense in the accompanying statement of operations.

6.   Series A Convertible Preferred Stock (Continued)

In February 2006, the Company received payment for 410,186 shares of subscribed Series A preferred stock at a range of $0.43015 to $0.4354 per share for aggregate proceeds of $178,286. The Series A preferred stock was issued in June 2006.

In March 2006, the Company received payment for 258,854 shares of subscribed Series A preferred stock at a range of $0.4283 to $0.44125 per share for aggregate proceeds of $111,640. The Series A preferred stock was issued in June 2006.

In April 2006, the Company received payment for 146,844 shares of subscribed Series A preferred stock at a range of $0.4301 to $0.44085 per share for aggregate proceeds of $63,661. The Series A preferred stock was issued in June 2006.

In May 2006, the Company received payment for 58,856 shares of subscribed Series A preferred stock at $0.45085 per share for aggregate proceeds of $26,535. The Series A preferred stock was issued in June 2006.

In June 2006, the Company received payment or subscription agreements for 221,254 shares of subscribed Series A preferred stock at a range of $0.44655 to $0.4525 per share for aggregate proceeds of $99,430. The Series A preferred stock was issued later in June 2006. Payments for $45,724 in stockholder receivables were received subsequent to June 30, 2006.

In September 2006, the Company issued 2,040 shares of Series A preferred stock to correct a previous issuance.

7.                 Series B Convertible Preferred Stock

In the nine month period ended March 31, 2007, the Company issued 180,000 shares of Series B preferred stock (“Series B”) at $2.50 per share resulting in a gross aggregate proceeds of $450,000.

The significant rights and privileges of the Series B are as follows:

•
The Series B Preferred Shares shall rank junior to the Series A Preferred Stock and to any other series of capital stock of the Corporation hereafter created, specifically ranking by its terms senior to the Series B Preferred Shares.

•
To the extent that the Company declares or pays dividends on or makes any distributions with respect to the common shares, the Company shall declare and pay the same dividend on or make the same distribution with respect to each Series B preferred share on an as Converted Basis. “As-Converted Basis” means that number of common shares into which a Series B Preferred Share is convertible which shall be determined based on the Series B Conversion Ratio (as hereinafter defined) and shall be determined on the date on which the dividend is declared or the distribution is made or such other applicable date. No distributions shall be paid on any common shares during any fiscal year of the Company unless dividends in the amount set forth have also been paid to the holders of Series B preferred shares (the “Series B Holders”), or declared and set apart for payment in respect of each outstanding Series B preferred share, during that fiscal year.

•
In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation’), either voluntary or involuntary, the Series B Holders shall rank on a parity with the Common Shareholders and each Series B preferred share shall receive, after payment has been made to the holders of the Series A preferred shares of the full amounts as to which they are entitled. The same distribution made in respect of each Common Share on the then applicable As-Converted Basis.

7.   Series B Convertible Preferred Stock (Continued)

In October 2006, the Company received payment for 46,000 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $115,000. The Series B preferred stock was issued in October 2006. The Company also issued 1,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $2,500 pursuant to an exchange agreement. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement. An additional 1,000 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $2,500 pursuant to a promissory note.

In November 2006, the Company received payment for 100,000 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $250,000. The Series B preferred stock was issued in November 2006. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.

In December 2006, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $10,000 pursuant to a vendor agreement.

In January 2007, the Company issued 40,000 shares of Series B preferred stock at $1.25 per share for an aggregate proceeds of $50,000 to an officer in lieu of payroll. The Company also issued 19,200 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $48,000 pursuant to a consulting agreement. The Company also issued 500 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $1,250 pursuant to a promissory note. Also, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $10,000 pursuant to a vendor agreement. The company also issued 20,000 shares of Series B preferred stock at $2.50 per share for an aggregate of $50,000 to a shareholder.

In February 2007, the Company issued 10,000 shares of Series B preferred stock for an aggregate proceeds of $12,500 to an officer in lieu of payroll. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $10,000 pursuant to a vendor agreement.

In March 2007, the Company issued 10,000 shares of Series B preferred stock for an aggregate proceeds of $12,500 to an officer in lieu of payroll. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for an aggregate proceeds of $10,000 pursuant to a vendor agreement.

8.                 Stock Subscribed

In August 2006, the Company received payment for 5,000 shares of subscribed common stock at $.4502 per share for aggregate proceeds of $2,251.

In December 31, 2006, the Company had 74,560 shares of subscribed Series B preferred stock at $1.25 per share for aggregate proceeds of $93,200 to officers of the Company in lieu of cash payroll for the period October 1 through December 31, 2006.

In March 2007, the Company had 113,639 shares of subscribed Series B preferred stock at $1.25 per share for an aggregate of $142,049 to officers of the Company in lieu of cash payroll for the period January 1 through March 31, 2007.

9.                 Related Party Transactions

In January 2006, the Company entered into an agreement with Urigen, Inc., a related party entity by stockholders in common with Urigen Holdings, Inc. As discussed in Note 3, Urigen, Inc. transferred certain assets to Urigen Holdings, Inc. in exchange for the Company’s assumption of certain liabilities and subscription agreements. As of March 31, 2007, no amounts were due to or from the Company.

9.   Related Party Transactions (Continued)

As of March 31, 2007, the Company is paying a fee of $1,500 per month to EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, President and CEO of the Company. Mr. Garner owns 7,762,706 shares of common stock. The fees are for rent, telephone and other office services which are based on estimated fair market value. Mr. Garner also received payment for services provided as a consultant to the Company. As of March 31, 2007, Mr. Garner and EGB Advisors, LLC were owed $22,193, collectively. From the inception of the Company to March 31, 2007, the Company has paid $124,627 to these related parties.

Several stockholders provided consulting services and were paid $299,516 for those services from the inception of the Company to March 31, 2007. These stockholders cumulatively own 4,203,060 shares of common stock, 38,110 shares of Series A and 1,000 shares of Series B.

As of March 31, 2007, the Company’s legal counsel in Canada, of which two members are stockholders of 300,000 common shares and 70,000 preferred shares of Series A, was owed $55,389.

From the inception of the Company to March 31, 2007, the Company paid $55,709 for legal expenses to the related party stockholders’ company.

As of March 31, 2007, the Company’s legal counsel, of which a member is a stockholder of 504,832 common shares, was owed $108,664. From the inception of the Company to March 31, 2007, the Company paid $54,011 for legal expenses to the related party stockholder’s company.

10.          Contingencies

Indemnification

Under certain patent agreements, the Company has agreed to indemnify the licensors of the patented rights and technology against any liabilities or damages arising out of the development, manufacture, or sale of the licensed asset.